As filed with the Securities and Exchange Commission on May 23, 2007.
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

 FORM SB-2
 REGISTRATION STATEMENT
 UNDER
THE SECURITIES ACT OF 1933

XEDAR CORPORATION
 (Name of small business issuer in its charter)

Colorado	7370	84-0684753
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8310 South Valley Highway, Suite 220
Englewood, CO 80112
(303) 377-0033
(Address and telephone number of principal executive offices)

8310 South Valley Highway, Suite 220
Englewood, CO 80112
(Address of principal place of business or intended principal place of business)

Steven M. Bragg
8310 South Valley Highway, Suite 220
Englewood, CO 80112
(303) 377-0033
(Name, address and telephone number of agent for service)

Copies to:

Thomas S. Smith, Esq.
Sean C. Stewart, Esq.
Castle Meinhold & Stawiarski LLC
999 Eighteenth Street, Suite 2201
Denver, Colorado 80202
(303) 865-1607
(303) 865-1707 (Fax)

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:     ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ྑ

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ྑ

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ྑ

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ྑ

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, no par value	25,090,909(1)	$3.13	$78,534,545.20	$2,411.01
Totals	25,090,909	$3.13	$78,534,545.20	$2,411.01
_______________
 (1) This registration statement registers the sale of 25,090,909 shares of the common stock of the registrant (24,090,909 of which are shares being registered for resale by stockholders of the registrant, and 1,000,000 of which are shares being offered by the registrant). In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

 (2) The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the bid and asked price per share of the common stock as of May 23, 2007, as reported on the NASDAQ over-the-counter bulletin board (OTC.BB).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No one may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no one is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
Dated May 23, 2007

25,090,909
Shares of Common Stock

XEDAR CORPORATION

        This prospectus covers the resale by our selling stockholders of 24,090,909 shares of our common stock and the offer and sale by us of 1,000,000 shares of our common stock. The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. The shares will be offered by our selling stockholders and by us at the then prevailing market prices or at privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders. The selling stockholders will bear all sales commissions and similar expenses with respect to the shares offered by them. We will receive all of the proceeds from the sale of shares offered by us. We will bear all of the sales commissions and similar expenses with respect to the shares offered by us. All other expenses in connection with the registration statement of which this prospectus is a part will be borne by us. All proceeds received by us will be used for working capital, general corporate purposes, and/or to fund acquisitions of to be identified acquisition targets.

        Our common stock is quoted on the NASDAQ over-the-counter bulletin board under the symbol “XDRC.OB.” On June ___, 2007, the closing price of the common stock on the bulletin board was $___ per share.

         Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 49.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June ___, 2007.

TABLE OF CONTENTS

About This Prospectus	3
Summary	3
Summary Financial Information	5
Summary Pro Forma Financial Information	6
Risk Factors	8
Use of Proceeds	11
Price Range of Common Stock	11
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	12
Business	20
Management	25
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater Than 5% of Our Common Stock	28
Selling Stockholders and Plan of Distribution	29
Description of Capital Stock	33
Experts	34
Legal Matters	34
Where You Can Find More Information	34
Financial Statements	35

 ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No one is making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

        This summary highlights material information regarding us and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

Overview
We have two primary lines of business.

First, we obtain federal geographical and land information ownership data from the Bureau of Land Management and state and county geographical and land information data from various states and counties and convert this information into databases that are sold to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land. This service is offered both on compact disc and through an Internet site. Nearly all sales are on an annual or quarterly subscription basis. We also offer production mapping services to a number of clients.

Second, we provide information technology systems and enterprise assurance and security analysis services to various federal government agencies. We use an internally-developed systems security analysis tool to improve the efficiency of our consultants, which allows us to bid more competitively for new work.

We have over 200 commercial and government customers. Approximately 75% of our revenue is derived from government customers, which include the Department of State, the National Park Service, the Internal Revenue Service, the Bureau of Land Management, the Bureau of Reclamation, and the U.S. Forest Service. Our commercial customers include most of the major domestic petroleum companies including: Anadarko Petroleum, BP America, ConocoPhillips, Devon Energy, EnCana, Shell, Williams Production, and Yates Petroleum.

Our principal executive offices are located at 8310 South Valley Highway, Suite 220, Englewood, Colorado 80112 and our telephone number is 303-377-0033. We also maintain an Internet site at www.xedarinc.com. Our common stock trades in the NASDAQ over-the-counter bulletin board (OTCBB) under the ticker symbol “XDRC.OB.”

Company History
We are a Colorado corporation, incorporated in 1974. Since 2003, and prior to December 31, 2006, we engaged in minimal operations. Effective December 31, 2006, through a wholly owned subsidiary formed specifically for that purpose, we merged with Premier Data Services, Inc., a Delaware corporation. Before the merger there was no material relationship between us, our affiliates, and Premier. Post merger, we conduct the business of Premier, through our wholly owned subsidiary, Premier.

Premier was formed in 1994 by four partners, three of whom remain with us today. We issued a string of successful land database and mapping products, including ClaimFinder® in 1995, LeaseFinder® in 1996, LotFinder® and CartéView® in 1997, Lease Sale System in 1998, Land Link® in 1999, PDS Studio® in 2001, Launch Pad in 2002, Map Layout Express in 2003, Map Server in 2004 and the Historical Lease Sale database in 2006. Also, we developed a number of custom applications for selected Federal Government clients, such as the BLM Lease Sale System, Mining Claim ADP, and OG Map II software. These custom applications expanded our base of development experience, allowing us to transfer technology from our custom design work into packaged software products.

We acquired FuGEN, Inc., a Maryland-based software development and systems consulting company, in early 2002. This gave us an expanded foothold in the federal government marketplace, which has led to major information technology systems and enterprise security consulting projects with the Department of State, the Veterans Administration, the Bureau of Land Management, and the National Park Service. FuGEN was also founded in 1994. The founder and the initial two members of FuGEN’s executive staff are still active in our day-to-day operations.

On January 1, 2007, we, through our subsidiary PDS GIS/LIS, Inc., a Delaware corporation, acquired Land Links Company Ltd., a New Mexico limited liability company. This acquisition expanded our foothold in the geographic information systems arena.

On March 22, 2007 we acquired all of the outstanding stock of Atlantic Systems Corporation, a Virginia corporation. The stock purchase agreement, is between us; Atlantic; and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (who together owned all of the outstanding stock of Atlantic prior to the transaction). We purchased all of the outstanding Atlantic stock from the shareholders for (i) a closing payment of 3,000,000 shares of our common stock, and (ii) a post-closing payment to be equal to that number of shares of our common stock having a value of $5,108,696 at the time of issuance on the basis of a per share price equal to the average of the closing sale prices of our common stock as quoted on the NASDAQ over-the- counter bulletin board for the 10 days prior and 10 days after the date of the registration statement of which this prospectus is a part. With the acquisition of Atlantic, we now provide strategic planning, business development services and program management to the Federal government. We had no material relationship with Atlantic or its shareholders prior to the purchase.

The Offering

Securities offered by our selling stockholders:	Up to 24,090,909(1) shares of common stock, no par value.
Securities offered by us:	1,000,000 shares of common stock, no par value.
Securities outstanding prior to and after the offering:	22,650,518 shares of common stock; 27,350,518(1)(2) shares of common stock.
Use of proceeds:

We will not receive any proceeds from the sale of the common stock by the selling stockholders; All proceeds of the sale of stock by us shall be used for working capital, general corporate purposes, or to fund acquisitions of to be identified acquisition targets.

______________________
(1)
 Estimated based on the number of shares to be issued to selling stockholders Don Rakestraw, J.O. McFalls, and Jeffrey Grimes as the post closing payment, to be determined ten days after the effective date of this registration statement of which this prospectus is a part.

(2)	Assumes sale of all shares registered hereby.

Description of Selling Stockholders and Plan of Distribution

        Through this prospectus we are registering for resale (a) 1,500,000 shares of our common stock that we issued to a group of three accredited investors, effective December 29, 2006, at a purchase price of $0.01 per share; (b) 15,530,909 shares of our common stock that we issued, effective December 31, 2006, in connection with our merger with Premier; (c) 360,000 shares of our common stock that we issued to a group of two accredited investors in connection with our acquisition of Land Links effective January 1, 2007; (d) 3,000,000 shares of our common stock that we issued to a group of three accredited investors as the closing payment in connection with our acquisition of Atlantic effective March 22, 2007; (e) 3,700,000 shares of our common stock, of which we are obligated to issue to a group of three accredited investors as the post closing payment in connection with our acquisition of Atlantic; and (f) 1,000,000 shares of our common stock to be offered and issued by us. The shares will be offered by our selling stockholders and by us at then prevailing market prices or at privately negotiated prices.

The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders. The selling stockholders will bear all sales commissions and similar expenses with respect to the shares offered by them. We will receive all of the proceeds from the sale of shares offered by us. We will bear all of the sales commissions and similar expenses with respect to the shares offered by us. All other expenses in connection with the registration statement of which this prospectus is a part will be borne by us. All proceeds received by us will be used for working capital, general corporate purposes, and/or to fund acquisitions of to be identified acquisition targets as discussed under the heading “Management’s Discussion and Analysis and Results of Operation” elsewhere in this prospectus.

The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. None of the selling stockholders are our officers, directors or 10% stockholders except (i) Hugh H. Williamson, III, who is our President, CEO, a director, and a 10% stockholder for whom we are registering 6,047,892 shares of our common stock (which shares include 251,659 shares owned by Mr. Williamson, 4,302,821 shares owned by Humanade LLC, of which Mr. Williamson is the Manager and 1,493,412 shares owned by the Nancy Williamson Revocable Trust, of which Mr. Williamson is the husband of the Trustee and beneficiary); (ii) Steven M. Bragg, our CFO, Secretary, and Treasurer, for whom we are registering 166,222 shares of our common stock; and (iii) Richard V. Souders, who is a named executive officer by virtue of being the President and CEO of our operating subsidiary, Premier, for whom we are registering 1,311,937 shares of our common stock.

SUMMARY FINANCIAL INFORMATION

        The following summary financial information should be read in conjunction with “Management’s Discussion and Analysis and Results of Operation” and our audited financial statements and related notes included elsewhere in this prospectus. The financial information as for the fiscal years ended December 31, 2006 and 2005, is derived from our audited financial statements in this prospectus. The financial information for the quarter ended March 31, 2007 is derived from the unaudited consolidated financial statements in this prospectus.

Operations Statement Information
	For the Year Ended
	December 31,
	2006	2005
Xedar Corporation

Revenue	$6,237,339	$7,860,152
Gross Profit	3,277,013	4,353,316
Net operating income (loss)	(571,604)	138,754
Net income (loss)	(609,965)	13,247

Net income (loss) per share
Basic	(0.04)	0.001
Diluted	(0.04)	0.001

Atlantic Systems Corporation

Revenue	$5,326,173	$5,198,843
Gross Profit	843,164	623,348
Net operating income (loss)	144,365	(118,090)
Net income (loss)	151,505	(119,887)

Balance Sheet Information
	March 31, 2007	December 31,
	(unaudited)	2006
Xedar Corporation

Total Assets	$17,032,077	$3,597,297
Goodwill from acquisitions	6,054,295	1,246,904
Notes payable to related parties	326,263	383,338
Stockholders’ equity	15,217,358	2,077,276

Atlantic Systems Corporation

Total Assets		$671,583
Note receivable from shareholder		(184,500)
Stockholders’ equity		(89,324)

SUMMARY PRO FORMA FINANCIAL INFORMATION

        The following summary pro forma financial information is from and should be read with our unaudited pro forma financial statements and related notes included elsewhere in this prospectus.

 Pro Forma Operations Statement Information—year ended December 31, 2006
	Xedar Corporation	Atlantic Systems Corporation	Pro Forma Adjustments*	Pro Forma Consolidated

Revenue	$6,237,339	$5,326,173	$(182,000)	$11,381,512
Gross Profit	3,277,013	843,164	87,000	4,207,177
Net operating income (loss)	(571,604)	144,365	(942,757)	(1,369,996)
Net income (loss)	$(609,965)	151,505	(942,757)	(1,401,217)

Net income (loss) per share
Basic	$(0.04)			$(0.08)
Diluted	$(0.04)			$(0.08)

*for detail explanation of the pro forma adjustments see unaudited pro forma financial statements for the year ended December 31, 2006, in this prospectus

Pro Forma Balance Sheet Information—December 31, 2006
	Xedar Corporation	Atlantic Systems Corporation	Pro Forma Adjustments*	Pro Forma Consolidated

Total Assets	3,597,297	671,583	13,448,020	17,716,900
Goodwill from acquisitions	1,246,904	-	5,214,693	6,461,597
Notes payable to related parties	383,338	-	-	383,338
Stockholders’ equity	2,077,276	(89,324)	13,448,020	15,435,972

*for detail explanation of the pro forma adjustments see unaudited pro forma financial statements for the year ended December 31, 2006, in this prospectus

 Pro Forma Operations Statement Information -quarter ended March 31, 2007
	Xedar Corporation	Atlantic Systems Corporation	Pro Forma Adjustments*	Pro Forma Consolidated

Revenue	$1,526,503	$1,592,480	$(171,498)	$2,947,485
Gross Profit	715,429	434,837	(15,714)	1,134,552
Net operating income (loss)	(1,350,168)	225,902	(273,153)	(1,397,419)
Net income (loss)	(1,352,933)	228,223	(273,153)	(1,397,863)

Net income (loss) per share
Basic	$(0.07)			$(0.07)
Diluted	$(0.07)			$(0.07)

*for detail explanation of the pro forma adjustments see unaudited pro forma financial statements for the quarter ended March 31, 2007, in this prospectus

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating us, our business prospects and an investment in our shares of common stock.

We depend on database content obtained through agreements with third parties, and the failure to maintain these agreements could prove harmful to our business.

A significant proportion of the content we use in our database products is obtained from either commercial or government entities under licensing agreements or requests under the Freedom of Information Act. In particular, information obtained from government entities cannot be obtained elsewhere. If the government entities restrict or withdraw their content from us, some of our products would be cancelled, which would adversely affect our financial condition.

Our financial results could weaken if we cannot consistently obtain customer renewal of database subscriptions or product maintenance agreements.

In 2006, we obtained approximately 24% of our revenue from subscriptions to our database products. Our results depend on our ability to achieve and sustain high annual renewal rates on existing subscriptions and to enter into new subscription arrangements on commercially acceptable terms. A failure to achieve high annual renewal rates on commercially acceptable terms would have a material adverse effect on our business, financial condition, and operating results.

In 2006, 37% of our total revenue was generated by sales to our two largest customers pursuant to contracts that may be terminated or are subject to renewal at the election of such customers. Termination of such contracts would have a material adverse effect on our financial condition and results of operations.

While we have a diverse customer base that includes many large companies and government entities, our two largest customers generated 37% of our total revenue in 2006. One government contact, through a prime contractor with the Department of State, comprised 29% of our total 2006 revenue. The following risks are inherent in government contracts:

•	Because federal laws permit government agencies to terminate a contract for convenience, our government clients may terminate or decide not to renew our contracts with little or no prior notice.

•
Government clients may audit contract payments we receive for several years after these payments are made. Based on these audits, the clients may adjust or demand repayment of payments we have previously received. None of the audits performed to date on our government contracts have resulted in any significant adjustments to our financial statements. It is possible, however, that an audit in the future could have an adverse effect on our consolidated financial statements.

•
Government contract regulations provide that any company convicted of a crime or indicted on a violation of statutes related to federal contracting may lose its right to receive future contract awards or extensions.

•
Our ability to earn revenues from our existing and future U.S. federal government projects will depend upon the availability of funding from U.S. federal government agencies. We cannot control whether those clients will fund or continue funding our outstanding projects.

•	Our ability to secure new government contracts and our revenues from existing government contracts could be adversely affected by any one or a combination of the factors listed above.

Our growth strategy may prove unsuccessful.

Our growth strategy involves broadening our database product line, as well as expanding the range of geographic information systems services offerings, and increasing our penetration into the federal government system security market. Land databases are difficult to acquire and make commercially viable, while the addition of new geographical information systems services are highly dependent on our ability to acquire other companies. Further, increased penetration into the systems security market requires the addition of experienced sales staff, who are difficult to acquire and retain. If we are unable to surmount these issues, our operating performance, including our ability to generate additional revenues on a profitable basis, may be adversely affected.

We may be unable to identify potential acquirees, complete acquisitions, or integrate acquisitions into our operations.

We intend to selectively pursue acquisitions to complement our internal growth. There can be no assurance that we will be able to identify suitable candidates for successful acquisitions at acceptable prices. In addition, our ability to achieve the expected returns and synergies from our past and future acquisitions depends substantially on our ability to integrate the offerings, technology, administrative functions, and personnel of these businesses into our business in an efficient and effective manner. We can provide no assurance that we will be successful in integrating acquired businesses or that acquired businesses will perform at anticipated levels. In addition, our past and future acquisitions may subject us to unanticipated risks or liabilities or disrupt our operations and divert management’s attention from day-to-day operations.

We are affected by conditions and trends in our targeted industries, which may inhibit our ability to grow or otherwise adversely affect our business.

We derive substantially all of our revenue from customers in the oil and gas industry and the federal government. As a result, our business, financial condition, and results of operations depend upon conditions and trends affecting these industries generally. For example, there is an ongoing consolidation trend in the oil and gas industry that has resulted in a reduction of many database subscriptions as our subscribers combine their operations. Also, the federal government has substantially reduced its spending in order to channel funding into various war efforts, resulting in funding reductions on several system security projects. Thus, if continued, these trends could have a material adverse effect on our business. A failure to maintain revenues and margins would have a material adverse effect on our business, financial condition, and operating results.

The loss of key personnel could impair our future success.

Our future success depends in part on the continued service of our executive officers and other key management, sales, consulting, and operations personnel and on our ability to continue to attract, motivate, and retain additional highly qualified employees. The loss of the services of one or more of our key personnel, officers or directors, or our inability to recruit replacements for such personnel or to otherwise attract, motivate, or retain qualified personnel could have an adverse effect on our business, operating results, and financial condition.

We operate in competitive markets, which may adversely affect our market share and financial results.

Our competitors have significant financial and information-gathering resources, recognized brands, technological expertise, and market experience. These competitors are continuously enhancing their products and services, developing new products and services, and investing in technology to better serve the needs of their existing customers and to attract new customers.

Our land database products compete with offerings from InfoPipe Inc., Divestco Inc. and WhiteStar, Inc. In addition, the federal government itself can be considered a competitor, since it is making an increasing amount of land data available to the public via the Internet and other means. Our consulting segment competes against a number of companies, and has subcontracted with several of them. Competitors include CACI, CSC, SAIC, STG, Inc., ITS Services, NCI Information Services and Stanley Associates.

We may also face competition from organizations and businesses that have not traditionally competed with us but that could adapt their products and services to meet the demands of our customers. Increased competition may require that we reduce the prices of our offerings or make additional capital investments, which could adversely affect our margins. If we are unable or unwilling to do so, we may lose market share in our target markets and our financial results may be adversely affected.

We could experience system failures, which could interrupt customer access to our Internet site, shut down various databases linked to our Internet site, or prevent us from distributing information to our customers by other means.

Our ability to protect our data center against damage from fire, power loss, telecommunications failure, or other disasters is critical. Any delays or failures in our systems or errors in the technology that we use to store and deliver content to our customers would harm our business. The growth of our customer base may also strain our systems in the future. In addition, our products could be affected by failures of third-party technology used in our products and internet site, and we may have no control over remedying such failures. Any failures or problems with our systems could force us to incur significant costs to remedy such failures or problems, decrease customer demand for our products, tarnish our reputation, and harm our business.

Shares eligible for future sale could depress the price of our shares.

Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our shares. As of March 31, 2007, we had 22,650,518 shares of common stock outstanding. Our principal stockholders are entitled to require us to register such shares under the Securities Act of 1933 and, in some cases, are subject to the lock-up agreements described below. Any sales of common stock by us or our principal stockholders, or the perception that such sales might occur, could have a material adverse effect on the price of our shares.

Substantially all of our shareholders have agreed not to sell or otherwise dispose of their shares of common stock until July 2007, with the exception of three shareholders who own approximately 2,830,000 shares, and who may sell those shares at any time, subject to applicable securities law. However, upon the expiration of the lock-up periods, a significant number of shares of our common stock will become freely tradable, subject to applicable securities law, which could depress the market price of our stock.

The price of our common stock may be volatile and may be affected by market conditions beyond our control.

Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond our control, including:

•	Quarterly variations in actual or anticipated results of operations;
•	Changes in financial estimates by securities analysts;
•	Actions or announcements by us or our competitors;
•	Regulatory actions;
•	Litigation;
•	Loss or gain of major customers or content providers;
•	Additions or departures of key personnel; and
•	Future sales of our common stock.

Market fluctuations could result in volatility in the price of our common stock, which could cause a decline in the value of your investment. In addition, if our operating results fail to meet the expectations of stock analysts or investors, we may experience an immediate and significant decline in the trading price of our common stock.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce our sale value.

Members of our Board of Directors and our executive officers, together with their affiliates, own a significant number of shares of our outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

USE OF PROCEEDS

The shares of common stock registered hereby will be offered by our selling stockholders and by us at then prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares offered by the selling stockholders. The selling stockholders will bear all sales commissions and similar expenses with respect to the shares offered by them. We will receive all of proceeds from the sale of shares offered by us. We will bear all of the sales commissions and similar expenses with respect to the shares offered by us. All other expenses in connection with the registration statement, of which this prospectus is a part, will be borne by us. All proceeds received by us will be used for working capital, general corporate purposes, and/or to fund acquisitions in accordance with our business plan as discussed under the heading “Management’s Discussion and Analysis and Results of Operations” elsewhere in this prospectus.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NASDAQ over-the-counter bulletin board (OTCBB) under the ticker symbol “XDRC.OB.” As of March 31, 2007, there were approximately 181 holders of record of our common stock.

The following table sets forth, for the periods indicated, the high and low sales prices per share for the common stock as reported on the OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transaction prices. Our shares were not traded publicly in Fiscal 2005.

Period	High	Low
2007
First Quarter	$3.25	$0.90

2006
First Quarter	$0.02	$0.02
Second Quarter	$0.02	$0.02
Third Quarter	$0.10	$0.02
Fourth Quarter	$0.30	$0.10

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

This following information includes certain forward-looking statements of management of the company.  Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact.  Forward-looking statements may be identified by the use of forward-looking terminology such as, “may,” “shall,” “could,” “expect,” “estimate,” “anticipate,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms.  The forward-looking statements specified in the following information have been complied by our management and considered by management to be reasonable.  Our future operating results, however, are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment.  To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements.  No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements. The following discussion and analysis should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus and is qualified in its entirety by reference to such financial statements and related notes.

Overview

Our wholly owned operating subsidiary, Premier, was formed in 1994 by four partners, three of whom remain with us. We issued a string of successful land database and mapping products, including ClaimFinder® in 1995, LeaseFinder® in 1996, LotFinder® and CartéView® in 1997, Lease Sale System in 1998, Land Link® in 1999, PDS Studio® in 2001, Launch Pad in 2002, Map Layout Express in 2003, Map Server in 2004 and the Historical Lease Sale database in 2006. Also, we developed a number of custom applications for selected Federal Government clients, such as the BLM Lease Sale System, Mining Claim ADP, and OG Map II software. These custom applications expanded our base of development experience, allowing us to transfer technology from our custom design work into packaged software products.

In December 2006, Premier completed a reverse acquisition transaction with us. We were a public shell company. In accordance with the terms of the merger agreement, we issued 14,082,871 shares of our common stock for 13,685,018 shares of the common stock and 2,685,253 shares of the Series A preferred stock of Premier. Immediately after the merger transaction, the former stockholders of Premier owned approximately 85% of the issued and outstanding shares, and the management and, later, a board of directors designated by Premier were appointed as our officers and directors. The conversion of Premier shares into our shares has been accounted for as a reverse acquisition, since the stockholders of Premier obtained control of us. The following discussion includes the historical book values and results of operations of Premier.

Initial sales efforts were targeted primarily at the mining industry, followed by the oil and gas industry and then the federal government market, with sales to the Bureau of Land Management (BLM), Bureau of Reclamation, and U.S. Forest Service. We acquired FuGEN, a software development and systems consulting company, in early 2002. This gave us an expanded foothold in the federal government marketplace, which has led to major system security consulting projects with the Department of State, USAID, the Bureau of Land Management, and the National Park Service.

In January 2007, we acquired Land Links, a geographic information systems company that specializes in the geographic coordinate database (GCDB). This acquisition expanded our services to the federal government, especially the BLM, which is the prime user of GCDB information. We paid for the acquisition with 360,000 shares of our common stock.

In January 2007, we engaged the services of three investor relations firms in exchange for 1,200,000 shares of our common stock. We valued these shares at the market price of our stock on the date the agreements were signed, resulting in a total share valuation of $1,080,000. Due to contract terms, we charged the entire value of two of the three agreements to expense in the first quarter, while we are charging the value of the third agreement to expense over approximately one calendar year. This resulted in expense recognition of $943,000 during the quarter ended March 31, 2007.

In February 2007, we granted 60,000 shares to non-employee directors, to be vested over three years. Based on the market price of our stock on the grant date, the total share valuation is $147,000. We are charging this amount to expense over 36 months, of which $12,000 was recognized during the quarter ended March 31, 2007.

In February 2007, we sold the Justice Information Systems division to an unrelated third party for $75,000, plus an additional $65,000 for support services to be provided during the subsequent six months.

On March 22, 2007, we purchased all of the outstanding stock of Atlantic from the shareholders thereof for (i) a closing payment of 3,000,000 shares of our common stock, and (ii) a post-closing payment to be equal to that number of shares of our common stock having a value of $5,108,696 at the time of issuance on the basis of a per share price equal to the average of the closing sale price of our common stock as quoted on the NASDAQ over-the-counter bulletin board for the 10 days prior and 10 days after the effective date of the registration statement of which this prospectus is a part. With this purchase we now provide strategic planning, business development services and program management to the Federal government.

Critical Accounting Policies and Estimates

Our Management’s Discussion and Analysis or Plan of Operation section discusses our financial statements, which have been prepared in accordance with accounting policies generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of intangible assets. The methods, estimates and judgments used by us in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Revenue Recognition
We recognize revenue when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectibility is reasonably assured. Our revenue recognition policies are based on the guidance in Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and Statement of Position (SOP) 97-2, Software Revenue Recognition.

Sales of critical information and decision-support tools

A significant proportion of our revenue is derived from the sale of subscriptions to our oil and gas database, which is recognized ratably as delivered over the subscription period.

Sales of services

We provide consulting and Geographical Information Systems (GIS) production services primarily on a time and materials basis. Revenue related to services performed under time and materials contracts is recognized in the period performed, at standard billing rates. Revenue associated with fixed-price contracts is recognized upon completion of each specified performance obligation under the terms of the contract. If the contract includes acceptance contingencies, revenue is recognized in the period in which we receive documentation of acceptance from the customer.

Stock-Based Compensation
Prior to January 1, 2006, we accounted for our stock option program under the recognition and measurement provisions of APB Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. No stock based compensation cost was recognized in the Statement of Operations for the years ended December 31, 2005 and 2004, as all options we granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

During 2006, we adopted the provisions of and accounted for stock-based compensation in accordance with SFAS 123R, which replaced SFAS 123 and supersedes APB 25. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. We elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service periods using the compensation cost estimated for the SFAS 123 pro forma disclosures. Compensation expense for warrants granted to non-employees has been determined in accordance with SFAS No. 123R as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

The adoption of SFAS 123R did not have a material impact on our financial position, results of operations and cash flows. No compensation expense was recorded during the year ended December 31, 2006, as we did not issue any new options during 2006. See Note 9 for further information regarding stock-based compensation assumptions and expenses, including pro forma disclosures for the year ended December 31, 2005 as if we had recorded stock-based compensation expense.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for us beginning in 2007. We are currently assessing the impact of the adoption of SFAS No. 157, but do not expect that it will have a significant impact on our financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 requires that companies utilize a "dual-approach" to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable beginning in 2007. We are currently assessing the impact of the adoption of SAB No. 108, but do not expect that it will have a significant impact on our financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for us beginning in 2007. We are currently assessing the impact of the adoption of FIN No. 48, but do not expect that it will have a significant impact on our financial position or results of operations.

Identifiable Intangible Assets and Goodwill

We account for our business acquisitions using the purchase method of accounting. It allocates the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. As part of this allocation process, we identify and attribute values and estimated lives to the intangible assets acquired.

Identifiable intangible assets with finite lives are amortized on a straight-line basis over their respective lives.

We review the carrying values of identifiable intangible assets with indefinite lives and goodwill at least annually to assess impairment because these assets are not amortized. Additionally, we review the carrying value of any intangible asset or goodwill whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. We assess impairment by comparing the fair value of an identifiable intangible asset or goodwill with its carrying value. Impairments are expensed when incurred.

Liquidity and Capital Resources

We had cash and cash equivalents of $615,000 and $1,354,652, at March 31, 2007 and December 31, 2006, respectively. Our total current assets at March 31, 2007 and December 31, 2006 were $2,389,686 and $2,061,415, respectively.

Our total current liabilities were $1,814,719 and $1,520,020 at March 31, 2007 and December 31, 2006, respectively, which were represented by $590,809 and $578,073 of unrecognized subscription revenue, short-term notes payable to related parties of $326,763 and $383,338, accounts payable of $390,073 and $440,347, and other accrued expenses of $507,074 and $118,263, respectively.

We have financed our operations primarily through internally generated cash flow and from the sale of our securities. We also have outstanding two notes payable, whose principal and interest totaled $326,763 and $383,338 as of March 31, 2007 and December 31, 2006, respectively. The notes accrue interest at 8.5% per annum. The notes are secured by substantially all of our assets.

In December 2006, Premier completed a reverse acquisition transaction with us. We were a public shell company. In accordance with the terms of the merger agreement, we issued 14,082,871 shares of our common stock for 13,685,018 shares of the common stock and 2,685,253 shares of the Series A preferred stock of Premier. Immediately after the merger transaction, the former stockholders of Premier owned approximately 85% of our issued and outstanding shares, and the management and, later, a board of directors, designated by Premier have been appointed as our officers and directors. The conversion of Premier shares into our shares has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Premier obtained control of us.

Net Cash from Continuing Operations - Operating Activities
During the year ended December 31, 2006, our operating activities used $40,045 of cash. This reflected a $610,000 net loss, a $53,000 use of cash that was caused by a reduction in accrued liabilities, and a $10,000 use of cash from other activities, These cash reductions were offset by $292,000 of depreciation, a $17,000 source of cash that was caused by an increase in accounts payable, and a $278,000 source of cash that was caused by a reduction in accounts receivable. During the same period in 2005, our operating activities provided $481,000 of cash. This reflected a $13,000 net profit, which was increased by $312,000 of depreciation. Increases of $126,000 of accrued liabilities and $81,000 of deferred subscription revenue were primary sources of cash.

During the quarter ended March 31, 2007, our operating activities used $274,000 of cash. This reflected a $1,353,000 net loss, a $164,000 use of cash that was caused by a reduction in deferred subscription revenues, and a $138,000 use of cash from other activities. These cash reductions were offset by $164,000 of depreciation, $955,000 of stock issued for services, a $245,000 source of cash that was caused by an increase in accrued liabilities, and a $16,000 source of cash from other activities. During the same period in 2006, our operating activities provided $9,000 of cash. This reflected a $98,000 net loss, which was caused by an increase of $74,000 in accounts receivable and other assets, a decrease of $35,000 of accrued liabilities, and which was reduced by $78,000 of depreciation. Increases of $101,000 of deferred subscription revenue and $38,000 of accounts payable were the primary sources of cash.

Net Cash from Continuing Operations - Investing Activities
Net cash used in our investing activities was $54,000 and $155,000 for the years ended December 31, 2006 and 2005, respectively. In both cases, we purchased computer hardware and software to bolster our GIS server operation, as well as to replace existing computer and copier equipment.

Net cash used in our investing activities was $57,000 and $29,000 for the quarters ended March 31, 2007 and 2006, respectively. Investments were in computer hardware and software, primarily for our GIS segment.

Net Cash from Continuing Operations - Financing Activities
Net cash provided by our financing activities was $1,252,500 for the fiscal year ended December 31, 2006, while $290,000 was used by our financing activities for the fiscal year ended December 31, 2005. During fiscal 2006, we obtained $82,000 of short-term financing from a related party, and paid it back. We also obtained $1,330,000 of equity financing and paid down $78,000 of debt to a related party. During fiscal 2005, we obtained $100,000 of short-term financing from a related party, and both paid it back as well as $200,000 previously owed to the same party. In addition, we paid down $90,000 of debt to a related party.

Net cash used by our financing activities was $409,000 and $4,000 for the quarter ended March 31, 2007 and March 31, 2006, respectively. The financing activity for the first quarter of 2007 included a $400,000 payment to some of our stockholders.

Results of Operations

Revenue
Our revenues decreased from $7,860,152 in 2005, to $6,237,339 in 2006, which was a decrease of 21%. This decrease was almost entirely due to the expiration of several consulting contracts with the federal government.

For the quarter ended March 31, 2007, revenue was $1,527,000, compared to $1,710,000 for the quarter ended March 31, 2006, a decrease of $183,000 or 11%. This decrease was partially due to the sale of the customer relationship management (CRM) division, which occurred in November 2006. We recorded $63,000 of revenue for this division for the quarter ended March 31, 2006, as opposed to no revenue for the same period in 2007. Also, the revenue of our information technology consulting segment (when merged with our justice information systems segment) declined by $244,000 over the same period. This decline was caused by the elimination of several federally-funded projects in 2006. Finally, revenue increased by $124,000 over the same period for our GIS segment, of which $105,000 was generated by our Land Links entity, which we acquired in January 2007.

Our GIS segment experienced a revenue decline from $2,478,000 in 2005 to $2,434,000 in 2006, which was a decrease of 2%. This decrease was largely due to several non-recurring outsourced GIS production projects in 2005. A bi-annual inflationary increase in database product prices in early 2007 is expected to increase revenues by $50,000. However, continuing consolidation among commercial oil and gas customers is likely to offset this increase. The acquisition of Land Links, which closed in early 2007, may contribute an additional $350,000 to our GIS segment revenues during 2007, with no significant change in profitability.

For the quarter ended March 31, 2007 our GIS segment experienced a revenue increase of 22% from $562,000 for the quarter ended March 31, 2006 to $686,000. This increase was largely due to the acquisition of Land Links, which generated $105,000 of revenue during the quarter ended March 31, 2007. However, continuing consolidation among commercial oil and gas customers will likely flatten further growth of this segment during 2007.

Our information technology consulting segment experienced a revenue decline from $4,888,000 in 2005 to $3,299,000 in 2006, which was a decrease of 33%. This segment experienced a revenue decline from $1,085,000 for the quarter ended March 31, 2006 (when merged with our justice information systems segment) to $841,000 for the three month ended March 31, 2007, which was a decrease of 22%. This decrease was due to the expiration of several short-term consulting contracts with the federal government. Current government contracts supporting this segment’s revenues are expected to continue through 2007. Though our consulting segment is bidding on several new projects, it is not possible to predict changes in 2007 revenues and profits at this time. We acquired Atlantic in late March, 2007, which should have a significant positive impact on reported revenues for this segment in the future.

Our CRM segment experienced a revenue decline from $375,000 in 2005 to $182,000 in 2006, which was a decline of 51.5%. The revenue reduction was caused by an ongoing decline in the number of customers to whom the segment provides maintenance support. For the three month ended March 31, 2006 this segment generated $63,000 in revenue. This result cannot be compared to results for the same period in 2007, since the segment was sold in November 2006.

The justice information systems (JIS) segment experienced a revenue increase from $120,000 in 2005 to $322,000 in 2006, which was a 168% increase. This increase was caused by $250,000 billed under a single consulting services contract, while $66,000 was related to JIS projects. The revenues generated by this segment are increasingly unrelated to justice systems, and it was consolidated into our consulting segment as of the end of 2006. For the three month ended March 31, 2006 this segment generated revenue of $122,000. This result cannot be compared to results for the same period in 2007, since the segment was sold in March 2007.

Operating Expense
Our operating expenses were $6,809,000 and $7,721,000 in 2006 and 2005, respectively. These expenses consisted of $5,396,000 and $6,100,000 of compensation expenses in 2006 and 2005, respectively. The $704,000 decline in compensation expense from 2005 to 2006 was caused by a reduction in those staff associated with several federal consulting projects that were completed during the period. We also incurred general and administrative expenses of $1,413,000 and $1,622,000 in 2006 and 2005, respectively. Bad debt was also reduced by $40,000 during 2006, primarily due to an unusually high bad debt expense in 2005 that was caused by the merger of several customers. Travel and entertainment costs declined by $35,000 in 2006, in approximate proportion to the reduction in headcount during the year. Income tax expense for the consulting division was reduced by $61,000 during 2006, due to the substantial decline in earnings from 2005.

Our operating expenses were $2,877,000 and $1,820,000 for the quarter ended March 31, 2007 and the quarter ended March 31, 2006, respectively. These expenses consisted of $1,346,000 and $1,435,000 of compensation expenses for the quarter ended March 31, 2007 and March 31, 2006, respectively. The $89,000 decline in compensation expense from the quarter ended March 31, 2006 to March 31, 2007 was primarily caused by a reduction in those staff associated with several federal consulting projects that were completed during the period. We also incurred general and administrative expenses of $1,530,000 and $386,000 for the quarter ended March 31, 2007 and March 31, 2006, respectively. The primary reason for the $1,144,000 increase in general and administrative expenses was the recognition of $943,000 in non-cash expenses related to the issuance of our stock to three investor relations firms in exchange for their marketing services.

The margin of our consulting segment declined to $175,000 from $1,085,000 for the years ended December 31, 2006 and 2005, respectively. This $910,000 reduction in margin was caused by the completion of a non-recurring federal project in late 2005, as well as a reduction in funding for other projects. In addition, unbillable staff were retained in anticipation of new projects that have not yet occurred, so that the salaries expense did not decline in proportion to the lost revenue.

The margin of our consulting segment declined to $7,000 from $98,000 for the quarter ended March 31, 2007 and 2006, respectively. This $91,000 reduction in margin was primarily caused by combining the unprofitable JIS segment into the consulting segment as of 2007. The consulting segment returned to profitability in March, 2007, following the sale of the JIS segment.

The margin of our GIS segment increased to $350,000 from $93,000 for the fiscal years ended 2006 and 2005. Of this $257,000 increase, $99,000 was caused by a reduction in the salaries expense, which in turn was caused by the delayed rehiring of two positions, whose occupants left us during the first half of 2006. There was also a decline of $51,000 in bad debt expenses during fiscal 2006, which had been much higher in 2005 when several customers combined and merged the database subscriptions to which they were subscribing. In addition, there was a net decrease of $106,000 in outside services, due to a decline in outsourced production projects in 2006 over 2005.

The margin of our GIS segment decreased to $(61,000) from $23,000 for the quarter ended March 31, 2007 and 2006, respectively. Of this $84,000 decline, $94,000 was caused by allocating all of the corporate overhead expenses associated with our former president and CEO and his staff to the GIS segment, because he has now been assigned full responsibility for this segment, rather than for the entire company. Net of the impact of this item, the segment posted a net margin increase of $10,000 for the quarter ended March 31, 2007 in comparison to the same period in 2006.

The margin of our CRM segment declined to $(87,000) in fiscal 2006 from $51,000 in fiscal 2005. Of this $138,000 margin reduction, the primary cause was a revenue decline of $193,000 that was attributable to the departure of several customers, as well the sale of the business in early November 2006, which eliminated the final two months of 2006 revenue recognition. Offsetting the revenue decline was a $19,000 decline in depreciation and a $34,000 salary reduction in 2006.

The margin of our CRM segment was $(15,000) during the quarter ended March 31, 2006. This result cannot be compared to results for the same period in 2007, since the segment was sold in November 2006.

The margin of our JIS segment improved to $(261,000) in fiscal 2006 from $(475,000) in fiscal 2005. Of this $214,000 improvement, $131,000 was caused by an increase in revenues due to the continuation of a consulting services contract that began during the second half of 2005.

The margin of our JIS segment was $(50,000) during the quarter ended March 31, 2006. This result cannot be compared to results for the same period in 2007, since the segment’s operating results were combined with those of the consulting segment in 2007. Further, the JIS segment was sold in February 2007.

We expect our operating expenses to increase in the future as we execute our business plan.

Interest expense was $65,942 and $101,565 in 2006 and 2005, respectively. For the quarters ended March 31, 2007 and 2006 it was $7,000 and $17,000, respectively. This expense consisted entirely of interest accrued on notes payable to related parties.

Plan of Operation

Our expansion will be driven by a combination of organic growth and acquisitions in both our GIS segment and our consulting segment. We expect that growth in our GIS segment will be founded upon the acquisition of other companies that provide either related databases that can be combined with our GIS segment’s existing database products, or companies that provide related production services. This should result in an expansion of the GIS segment’s customer base into additional federal and state agencies, most remaining large regional oil and gas production companies to which the segment does not already sell, and more product penetration into the existing customer base.

We expect that growth in the consulting segment will be founded upon the acquisition of other companies, so that we can use the acquired companies’ sales personnel to cross-sell services into existing customers, while also expanding the specialized skill base of all consultants to provide a greater range of services to customers. This should result in both greater sales penetration into existing federal customers and an expansion into additional federal agencies.

Off-Balance Sheet Transactions

We have no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS
Overview

We have two primary lines of business.

First, we obtain federal geographical and land information ownership data from the BLM and state and county geographical and land information data from various states and counties and convert this information into databases that are sold to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land. This service is offered both on compact disc and through an Internet site. Nearly all sales are on an annual or quarterly subscription basis. We also offer production mapping services to a number of clients.

Second, we provide information technology systems and enterprise assurance and security analysis services to various federal government agencies. We use an internally-developed systems security analysis tool to improve the efficiency of our consultants, which allows us to bid more competitively for new work.

We have over 200 commercial and government customers. Approximately 75% of our revenue is derived from government customers, which include the Department of State, the National Park Service, the Internal Revenue Service, the BLM, the Bureau of Reclamation, and the U.S. Forest Service. Our commercial customers include most of the major domestic petroleum companies including: Anadarko Petroleum, BP America, ConocoPhillips, Devon Energy, EnCana, Shell, Williams Production, and Yates Petroleum.

Our principal executive offices are located at 8310 South Valley Highway, Suite 220, Englewood, Colorado 80112 and our telephone number is 303-377-0033. We also maintain an Internet site at www.xedarinc.com. Our common stock trades in the NASDAQ over-the-counter bulletin board (OTCBB) under the ticker symbol “XDRC.OB.”

Company History

We are a Colorado corporation, incorporated in 1974. Since 2003, and prior to December 31, 2006, we engaged in minimal operations. Effective December 31, 2006, through a wholly owned subsidiary formed specifically for that purpose, we merged with Premier. Before the merger there was no material relationship between us, our affiliates, and Premier. Post merger, we conduct the business of Premier through our wholly owned subsidiary, Premier. Premier was formed in 1994 by four partners, three of whom remain with us today. We issued a string of successful land database and mapping products, including ClaimFinder® in 1995, LeaseFinder® in 1996, LotFinder® and CartéView® in 1997, Lease Sale System in 1998, Land Link® in 1999, PDS Studio® in 2001, Launch Pad in 2002, Map Layout Express in 2003, Map Server in 2004 and the Historical Lease Sale database in 2006. Also, we developed a number of custom applications for selected Federal Government clients, such as the BLM Lease Sale System, Mining Claim ADP, and OG Map II software. These custom applications expanded our base of development experience, allowing us to transfer technology from our custom design work into packaged software products.

Initial sales efforts were targeted primarily at the mining industry, followed by the oil & gas industry and then the federal government market, with sales to the BLM, Bureau of Reclamation, and U.S. Forest Service.

We acquired FuGEN, a software development and systems consulting company, in early 2002. This gave us an expanded foothold in the federal government marketplace, which has led to major information technology systems and enterprise security consulting projects with the Department of State, the Veterans Administration, the Bureau of Land Management, and the National Park Service. FuGEN was also founded in 1994. The founder and the initial two members of FuGEN’s executive staff are still active in our day-to-day operations.

On January 1, 2007, we, acquired Land Links. This acquisition expanded our foothold in the GIS arena.

On March 22, 2007, we purchased all of the outstanding stock of Atlantic from its three shareholders for (i) a closing payment of 3,000,000 shares of our common stock, and (ii) a post-closing payment to be equal to that number of shares of our common stock having a value of $5,108,696 at the time of issuance on the basis of a per share price equal to the average of the closing sale price of our common stock as quoted on the NASDAQ over the counter bulletin board for the 10 days prior and 10 days after the effective date of the registration statement of which this prospectus is a part. With this purchase we now provide strategic planning, business development services and program management to the Federal government. We had no material relationship with Atlantic or its shareholders prior to the purchase.

Business Segments

Geographical Information Systems Segment
Our GIS segment provides government and oil and gas customers with a combination of land database products and production services related to the creation or enhancement of land records. In fiscal year 2006, our GIS segment’s client base included the BLM, the Bureau of Reclamation, the National Park Service, and more than 200 commercial oil and gas customers. Approximately 50% of our GIS segment’s revenues come from subscriptions to its database products, and 50% from its GIS production services. There is typically a modest decline in revenues related to GIS production services during the fourth quarter of each year, due to reduced client activity levels and a smaller number of business days than in other quarters.

Customers who use the land database products can access information through an internet site or by compact disc. The database products provide database queries, reports, and digital maps for over 13,000,000 BLM and state land records in the Rocky Mountain area of the United States. Users can investigate such land information as competitor activity, federal and state lease ownership, lot and tract survey data, open federal acres, split estate lands, and trend acreage positions.

In the area of production services, our GIS segment provides data editing and enhancement, scanning, data conversion, data integration, and custom mapping. The typical customer uses these services to convert existing GIS data into a digital format, or to integrate disparate data sets.

Information Technology Consulting Segment
Our consulting segment provides independent verification and validation and information assurance on large projects within several federal agencies. In fiscal year 2006, our consulting segment’s client base included the National Park Service as a prime contractor, and the Internal Revenue Service, USAID and the Department of State as a subcontractor. The Department of State contract represents 46% of the segment’s revenues. There is typically a modest decline in consulting revenues during the fourth quarter of each year, due to a smaller number of business days than in other quarters that is driven by a high concentration of mandatory federal government holidays.

Other Segments
Our CRM segment provided software maintenance support, and was sold in November 2006. Our JIS segment created and installed court case management systems, and was sold to Justice Systems, Inc., on February 20, 2007.

Product Development and Technology

Our product development efforts and use of technology focus on the collection, management, and delivery of critical information to our customers through our database offerings. The management and expansion of our databases are central to our product development efforts. We continuously update and refine our databases through proprietary methods and the use of technology encompassing the following steps:

•	Gathering content from outside sources;
•	Authenticating the content based on error-checking routines;
•	Translating this information into useable formats;
•	Tagging the information for multiple attributes and indexing for retrieval purposes;
•	Posting to our Internet site for access by customers, or writing the information to compact discs for delivery to customers.

It is our ability to gather data from disparate sources, and the use of our proprietary software and data management capabilities, which allow improved access to this data, coupled with our authentication and error-checking routines, that differentiates the services we offer.

We use proprietary and non-proprietary technologies that index critical information in a variety of ways, such as broad field categories, document type, and document title. We employ robust, redundant storage technology to ensure that its critical information is highly available. Our processes allow for updating as soon as new information becomes available.

Customers

We have a diverse customer base that includes many of the largest companies or government entities in the industries we serve. Our government customers include counties, states, and the federal government. The majority of our GIS customers are comprised of large multi-national and national oil and exploration companies. In 2006, our largest two customers generated 37% of our total revenue.

We sell our products and services to various government agencies and entities. One contract, through a prime contractor with the Department of State, comprised 29% of our total 2006 revenue. Our government contracts are subject to terms that would allow for termination at the election of the government. With the exception of the Department of State contract, we believe that no termination of any contract or subcontract at the election of the government would have a material adverse impact on our financial results.

Sales and Marketing

A sales focus is embedded throughout all levels of our corporate culture and has contributed significantly to our consistently strong revenue growth and current sales funnel. We have two full time sales people, yet we have eight employees with a large portion of their focus and responsibilities connected to sales. In addition to our own personnel, we have multiple teaming and reseller relationships, which are utilized as an economical means to promote, install and maintain our products and services.

We support this sales culture through a combination of marketing efforts which include a well maintained, functional and attractive web site, a quarterly e-news letter to all clients, attendance at selected trade shows, participation in selected trade associations and an assortment of collateral materials.

Federal land data customers are easy to identify because any government agency involved with land use in the western United States must have access to information such as that available through our products. In most cases, such as the BLM, there is already an in-house staff that is reviewing land data and creates maps, but it does so mostly by hand. The value proposition presented in these instances focuses on labor savings, improved customer service, time reduction and the improved accuracy to be realized by implementing our products. The main obstacles in closing government sales involve the allocation of funds (which frequently lengthens the sales cycle into the following fiscal year), the lengthy approval process to which most government purchases are subjected and the tendency for internal development versus outsourcing.

Our commercial oil and gas customers are easily identified, because they appear in the databases provided by the BLM as current federal land leaseholders or bidders for land that is being made available. Our commercial sales staff contacts potential customers based on this information, which is prioritized by the number of lease holdings per customer. One-on-one meetings, which include product demonstrations, follow initial contacts with potential customers. Customers are also identified at trade shows, which are attended by our sales staff on a regular basis. The full sales cycle for oil and gas customers is in the range of three to four months.

Federal systems security projects require considerable face-to-face discussion with the senior information technology managers of a federal department, agency, or bureau. The emphasis in these meetings is on the technical approach to be taken by us, which calls for in-depth discussions of client needs. After initial approval, these projects are given to a contracting manager, who determines the funding vehicles to be used, reviews the proposals, and assigns contracts. In some cases, we do not have access to a particular funding vehicle, and so we have managed projects from the position of a subcontractor to another entity with the appropriate funding vehicle. Our strategy to expand by acquisition, as discussed further below, should give us sufficient mass to bid directly on a larger proportion of major government systems security projects, thereby allowing us to act as the prime contractor and potentially garner a larger share of the revenue from each project.

The sales cycle for systems security projects ranges from a quarter to a year, with very large projects occasionally requiring a longer sales cycle.

Customer Support

Our customer support program includes customer service, training, and surveys:

•	Customer service. We maintain a customer service desk at our Colorado location, which is open during regular business hours to assist customers using our land databases.
•	Customer training. We have posted our training manuals on our Internet site, and also periodically release training tips to all registered users of our products.
•
Customer surveys. We periodically issue an Internet-based survey to our customers to determine what types of land databases they would like to see us produce, and the priority in which those databases should be released.

All customer contacts handled through the customer service desk are tracked using a customer relationship management database. This database is periodically reviewed and summarized on a monthly basis, with key issues being brought to the attention of managers for further action.

Competition

The dominant player in the GIS marketplace is Environmental Systems Research Institute (ESRI), which is the largest GIS company in the world. ESRI is a privately held company. ESRI’s target market is top-level major GIS systems. We are an ESRI Business Partner that builds extensions to ESRI products to integrate with its client’s specific business processes. We rarely compete with ESRI; rather, our product offerings are complementary. Our land database products and related production services compete with offerings from InfoPipe Inc., Divestco Inc., Geographic Technologies Group, LandWorks, Inc., and WhiteStar, Inc. In addition, the Federal government itself can be considered a competitor, since it is making an increasing amount of land data available to the public via the Internet and other means. Thus far, the competitive threat posed by the Federal government has not been significant due to the primitive format in which the government provides data, as well as the lack of any tools to browse or easily search such data.

Our consulting segment competes against a large number of companies, and has subcontracted with several of them. Competitors include CACI, SCS, SAIC, STG, Inc., ITS Services, NCI Information Services and Stanley Associates. We differentiate our self by virtue of the quality of the services we deliver, as well as the use of an internal analysis tool that improves the efficiency of our consultants. The segment’s quality of service has resulted in several of our projects extending for many years.

Intellectual Property

We rely heavily on intellectual property, including intellectual property we own and intellectual property licensed from third parties. We regard our trademarks, copyrights, licenses, and other intellectual property as valuable assets and use intellectual property laws, as well as license and confidentiality agreements with our employees, dealers, and others, to protect our rights. In addition, we exercise reasonable measures to protect our intellectual property rights and enforce these rights when we become aware of any potential or actual violation or misuse.

Intellectual property licensed from third parties is a vital component of our offerings and, in many cases, cannot be independently replaced or recreated by us or others. We have longstanding relationships with the government agencies, and manufacturers from whom we license information. Almost all of the licenses that we rely upon are nonexclusive and expire within one to two years unless renewed.

We have trademarked, or applied for trademarks, on the names of many of our products, and we have exercised reasonable measures to protect our intellectual property rights and enforce these rights when we become aware of any potential or actual violations or misuse.

Employees

As of March 31, 2007, we had approximately 65 total employees, of which 4 were part time employees, and all of whom are located within the United States. None of the employees are represented by a collective bargaining agreement and we consider our employee relations to be good.

Offices

We lease approximately 8,200 square feet of office space in Englewood, Colorado, which comprises our headquarters, as well as approximately 3,500 square feet of office space in Rockville, Maryland, and approximately 3,900 square feet of office space in Arlington, Virginia. Our lease in Englewood, Colorado requires monthly payments of $13,623 and expires in May 2008. Our lease in Rockville, Maryland requires monthly payments of $8,083 and expires in May 2009, while our lease in Arlington, Virginia requires monthly payments of 11,181 and expires in July 2, 2008. We believe that our properties, taken as a whole, are in good operating condition and are suitable and adequate for our current business operations, and that additional or alternative space will be available on commercially reasonable terms for future use and expansion.

Legal Proceedings

We are not party to any material litigation and are not aware of any pending or threatened litigation that could have a material adverse effect upon our business, operating results, or financial condition.

MANAGEMENT

Executive Officers, Directors and Key Employees

The names and ages of our executive officers and directors and their positions are as follows:

Name	Age	Position

Hugh H. Williamson, III	65	President, CEO and Director (Chair)
Samuel J. Camarata, Jr.	51	Director
Jack H. Jacobs	61	Director
Trusten A. McArtor	64	Director
John P. Moreno	49	Director
Craig A. Parker	42	Director
Roger J. Steinbecker	64	Director
Steven M. Bragg	46	CFO, Secretary and Treasurer
Richard V. Souders	62	Key Employee - President and CEO of our operating subsidiary Premier Data Services, Inc.

 Directors

Hugh H. Williamson, III. Since December 31, 2006, Mr. Williamson has been our President and Chief Executive Officer and a Director, and since 1994 the principal investor in and Chairman of Premier Data Services, Inc. Mr. Williamson is a former Fortune 500 Chairman and Chief Executive Officer, and has extensive Chief Executive Officer experience in New York Stock Exchange, American Stock Exchange, and privately held companies. Currently, he is a principal investor and an active participant in several other business enterprises. He has a Masters in Business Administration from Texas Tech University and a Bachelor of Science in Engineering Sciences from the United States Air Force Academy. Mr. Williamson is also a director of Emageon, Inc., which has its securities registered under the Securities Exchange Act of 1934.

Samuel J. Camarata, Jr. For over the past five years, Mr. Camarata has been a Director of ESRI, Inc., which is the largest provider of geographical information systems software in the world. Mr. Camarata serves on a number of boards and has been the co-founder of several companies including IRIS International, Inc. and Mobile EBT Scanners, LLC. Mr. Camarata’s education includes a Bachelor of Science degree from the University of Utah and a Master of Liberal Arts degree from Utah State University.

Jack H. Jacobs. Since 1992, Mr. Jacobs has been a principal of The Fitzroy Group, which specializes in real estate development and investments. He was previously a managing director of Bankers Trust, as well as the founder of AutoFinance Group, Inc. He has also attained the rank of Colonel (retired) in the U.S. Army, and was awarded the Congressional Medal of Honor. Mr. Jacobs’ education includes Bachelor’s and Master’s degrees from Rutgers University. Mr. Jacobs is also a director of BioNeutral, which has its securities registered under the Securities Exchange Act of 1934.

Trusten A. McArtor. Since 2001, Mr. McArtor has been the chairman of Airbus North America Holdings, which is the parent company of Airbus North America Sales, Airbus North America Customer Services, and Airbus North America Engineering. Previously, he was the founder and Chief Executive Officer of Legend Airlines, as well as Administrator of the Federal Aviation Administration. Mr. McArtor’s education includes a Bachelor of Science in Engineering Sciences from the United States Air Force Academy and a Master of Science in Engineering from Arizona State University. Mr. McArtor is also a director of Glen Aerospace Transparency Systems, Inc. and Platinum Research Corp., LLC., both of which have their securities registered under the Securities Exchange Act of 1934.

John P. Moreno. Mr. Moreno is the founder and since 1990 has been the Senior Executive Recruiter of Executive Search & Consulting, Inc., which is a consulting firm engaged in executive recruiting and start-up and early stage business consulting services. He was formerly the professional division manager of Business Specialists, a national recruiting firm. Mr. Moreno has pursued a degree in Business Administration with Friends University.

Craig A. Parker. Since 2006, Mr. Parker has been the President, Chief Executive Officer and a director of Optimal Reading Services Group, Inc. For over the past five years prior to 2006, he was the Executive Vice President and General Counsel of Emageon, Inc., and Chief Financial Officer and General Counsel of EnteGreat, Inc. Mr. Parker’s education includes a Bachelor of Science from the University of North Carolina and a Juris Doctor from the University of Alabama.

Roger J. Steinbecker. Since 2001 Mr. Steinbecker has been retired as an audit partner of PricewaterhouseCoopers (PwC). From 1991 to 1999, he was the managing partner of PwC’s Denver and Philadelphia offices and the audit partner for a number of publicly-held companies. Mr. Steinbecker’s education includes a Bachelor of Science in Business Administration and a Masters in Accounting from the University of Missouri. Mr. Steinbecker is also a director of Horace Mann Educators Corporation, which has its securities registered under the Securities Exchange Act of 1934.

Since February 9, 2007, the Audit, Compensation and Corporate Governance and Nominating Committees have been the standing committees of the Board. The committees are comprised as follows:

Audit	Corporate Governance and Nominating	Compensation
Roger J. Steinbecker*	Craig A. Parker*	John P. Moreno*
Samuel J. Camarata, Jr.	Jack H. Jacobs	Trusten A. McArtor
*Chair

Director Compensation

No fees were paid to directors during fiscal year 2006. Directors who are full-time employees of the Company received no additional compensation for serving as directors. Board members also are reimbursed for all expenses associated with attending Board or Committee meetings. Beginning February 9, 2007, Board members will receive the following fees:

For each Board meeting attended in person	$4,000
For each Board meeting attended that is held over the telephone	$1,000
For each non-chair committee member for each committee meeting attended	$250
For each committee meeting attended by the chair of that committee	$450
Annual retainer of the Audit Committee Chair	$2,000
Annual retainer of the Compensation and Corporate Governance and
Nominating Committee Chairs	$1,000

In addition, each non-employee director was granted 10,000 restricted shares of our common stock that will vest 3,334 shares, 3,333 shares and 3,333 shares on December 31, 2007, 2008 and 2009, respectively.

In addition, each director is able to convert their cash fees and expenses to our restricted stock (based on the closing price of our common stock on the date of grant). This restricted common stock vests one year after the date of grant.

Officers

In addition to Hugh H. Williamson, III, whose background appears above, Steven M. Bragg, age 46, has been our Chief Financial Officer, Treasurer and Secretary since December 31, 2006 and since 1999 Premier Data Services, Inc.’s Chief Financial Officer, Treasurer and Secretary. Mr. Bragg has been the Chief Financial Officer or controller of four companies, as well as a consulting manager with Ernst & Young. He is the author of over 30 business books and a co-author of the Wiley GAAP Guide. Mr. Bragg's education includes a Masters in Business Administration from Babson College, a Masters in Finance from Bentley College and a Bachelors in Economics from the University of Maine.

Key Employees

Richard V. Souders. Since 1998, Mr. Souders, age 62, has been President and Chief Executive Officer of Premier Data Services, Inc. In addition, Mr. Souders has served as the President and Chief Executive Officer of each of Premier Data Services, Inc.’s subsidiaries, PDS GIS/LIS, Inc., since it inception in 2006, and FuGEN, Inc., since its acquisition in 2002. Mr. Souders is responsible for all of Premier Data Services, Inc.’s operations, as well as its strategic direction. Mr. Souders has held officer level positions in public and private corporations, including both large multi-billion dollar corporate environments and smaller rapidly growing entrepreneurial ones. Mr. Souders’ education includes a Masters in Business Administration from the University of Tulsa and a Bachelor of Science degree from Oklahoma State University.

Compensation

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Stock Options ($) (f)	Non -Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All other Compensation (i)	Total ($) (j)
Earnest Mathis, Jr. (1)	2006 2005	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-
Hugh H. Williamson, III (2)	2006 2005	-0- -0-	45,000 -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	45,000 -0-
Steven M. Bragg (3)	2006 2005	132,825 129,135	27,500 -0-	-0- -0-	-0- -0-	14,000 14,000	-0- -0-	-0- -0-	174,325 143,135
Richard V. Souders (4)	2006 2005	230,000 215,000	27,500 -0-	-0- -0-	-0- -0-	25,000 25,000	-0- -0-	-0- -0-	282,500 240,000
_________________
(1)  Mr. Mathis was our President, Chief Executive and sole Officer until December 31, 2006.
(2) Mr. Williamson became our President and Chief Executive Officer on December 31, 2006, and has been Chairman of Premier since 1994. The amounts set forth above represent amounts paid by Premier.
(3) Mr. Bragg became our Chief Financial Officer, Secretary and Treasurer on December 31, 2006. The amounts set forth above represent amounts paid by Premier. Not included are amounts of $11,073 and $14,474, respectively, paid by Premier to the wife of Steven M. Bragg for performing part time accounting for Premier during 2006 and 2005.
(4) Mr. Souders has been the President and Chief Executive Officer of our subsidiary, Premier, since 1998. The amounts set forth above represent amounts paid by Premier.

Earnest Mathis, Jr. was our sole director until December 31, 2006, at which time Hugh H. Williamson, III became a director also. Neither Mr. Mathis nor Mr. Williamson received any compensation as a director from us or Premier during the years ended December 31, 2006 or 2005. None of the current directors received any compensation as a director from us or Premier during the years ended December 31, 2006 or 2005.

Employment Agreements

We have no employment agreements with our employee directors, officers, or key employees, and each such person is an employee at will.

Incentive Plans

We have not adopted any incentive plans in which our employees, officers, or directors may participate.

Liability and Indemnification of Officers and Directors

        Our Bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our Bylaws will be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

As of the date of this prospectus, there are 22,650,518 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our named executive officers and directors; and (iii) all of our named executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class

Hugh H. Williamson, III	6,047,892(1)	26.7%
3773 Cherry Creek North Drive
Ste. 1075
Denver, CO 80209
Steven M. Bragg	166,222	Less than 1%
Richard V. Souders	1,311,937	5.8%
8310 S. Valley Hwy, Ste. 220
Englewood, CO 80112
Samuel J. Camarata, Jr.	10,000(2)	Less than 1%
Jack H. Jacobs	10,000(2)	Less than 1%
Trusten A. McArtor	10,000(2)	Less than 1%
John P. Moreno	10,000(2)	Less than 1%
Craig A. Parker	10,000(2)	Less than 1%
Roger J. Steinbecker	10,000(2)	Less than 1%
All named executive officers	7,586,051	33.5%
and directors as a group
(9 persons)
Jeffrey R. Grime	1,146,000	5.1%
13004 Dunhill Drive
Fairfax, VA 22030
Don W. Rakestraw	1,554,000	6.9%
219 Apple Blossom Court
Vienna, VA 22181
Underwood Family Partners, Ltd.	1,580, 001(3)	7.0%
1610 Wynkoop Street, #100
Denver, CO 80202
_____________
(1)
Includes 251,659 shares owned by Mr. Williamson, 4,302,821 shares owned by Humanade LLC, of which Mr. Williamson is the Manager and 1,493,412 shares owned by the Nancy Williamson Revocable Trust, of which Mr. Williamson is the husband of the Trustee and beneficiary.

(2)	Each of the above directors was granted 10,000 shares of our common stock to vest in 3,334 shares, 3,333 shares and 3,333 shares on December 31, 2007, 2008 and 2009, respectively.
(3)	Underwood Family Partners, Ltd. is a limited partnership, the general partner of which is L. Michael Underwood.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

We have outstanding 22,650,518 shares of common stock, no par value, and we are registering by the registration statement of which this prospectus is a part an aggregate of 24,090,909 shares of common stock for resale by certain selling stockholders and 1,000,000 shares of our common stock to be offered and issued by us. The following table sets forth the names of the selling stockholders and the number of shares of our common stock held by each selling stockholder. The selling stockholders listed below are offering for sale all shares listed following their names. None of the selling stockholders is required to sell any of their shares at any time.

The shares may be offered from time to time by our selling stockholders and by us at then prevailing market prices or at privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders. The selling stockholders will bear all sales commissions and similar expenses with respect to the shares offered by them. We will receive all of the proceeds from the sale of shares offered by us. We will bear all of the sales commissions and similar expenses with respect to the shares offered by us. All other expenses in connection with the registration statement of which this prospectus is a part will be borne by us. All proceeds received by us will be used for working capital, general corporate purposes, and/or to fund acquisitions of to be identified acquisition targets.

Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

None of the selling stockholders are our officers, directors or 10% stockholders or have had any other material relationship with us except (i) Hugh H., Williamson, III, who is our President, CEO, a director, and a 10% stockholder for whom we are registering 6,047,892 shares of our common stock (which shares include 251,659 shares owned by Mr. Williamson, 4,302,821 shares owned by Humanade LLC, of which Mr. Williamson is the Manager and 1,493,412 shares owned by the Nancy Williamson Revocable Trust, of which Mr. Williamson is the husband of the Trustee and beneficiary); (ii) Steven M. Bragg, our CFO, Secretary, and Treasurer, for whom we are registering 166,222 shares of our common stock; and (iii) Richard V. Souders, who is a named executive officer by virtue of being the President and CEO of our operating subsidiary, Premier, for whom we are registering 1,311,937 shares of our common stock.

Name of Selling Stockholder	Common Shares Owned Before Offering	Common Shares to Be Offered in Offering
Kathy Artaserse(6)	980	980
Battersea Capital(3)	650,000	650,000
Stephen Barnett(6)	261,586	261,586
Jack Baum(6)	391,253	391,253
Michelle Beiga(6)	21,677	21,677
Brian Bouwhuis(6)	2,739	2,739
Steven M. Bragg(6)	166,221	166,221
Don Brower(6)	5,214	5,214
Carrie Brugger(6)	2,820	2,820
C/Soft, Inc. (6)	12,512	12,512
Mark Chase(6)	126,394	126,394
Yingru Cheng(6)	1,101	1,101
Frank Clay(6)	1,611	1,611
Bozidar Dangubic(6)	2,468	2,468
Melissa Dover(6)	2,817	2,817
Downing Street Foundation(6)	200,084	200,084
Joel Gilman(6)	438	438
Greenwood Gulch Ventures(6)	26,529	26,529
Jeffrey Grime(2)	2,559,400	2,559,400
Mitchell Gross(6)	16,740	16,740
James Hankins(6)	211,242	211,242
Thomas and Susan Hilb(6)	200,084	200,084
Humanade LLC(1) (6)	4,302,821	4,302,821
Intertemporal Family Partners(6)	100,042	100,042
Doak Jacoway(6)	100,042	100,042
Dalan Janysek(6)	5,774	5,774
Jean Johnson(6)	8,071	8,071
Robert Johnson(6)	379,907	379,907
Kanouff LLC(4)	600,000	600,000

Name of Selling Stockholder	Common Shares Owned Before Offering	Common Shares to Be Offered in Offering

Gary Kerr(6)	577,711	577,711
Tracy Kerr(6)	545,009	545,009
David King(7)	180,000	180,000
Keith Lewis(6)	1,640	1,640
Anthony Mayer (6)	107,399	107,399
Frederick Mayer(6)	1,115,090	1,115,090
James and Joel McComsey(6)	113,431	113,431
McConnell International(6)	9,678	9,678
J.O. McFalls(2)	670,000	670,000
McKenna, Patrick(6)	806	806
Nancy Williamson Trust(1) (6)	1,493,412	1,493,412
John Neal(6)	3,570	3,570
Don Rakestraw(2)	3,470,600	3,470,600
Roel Family Partners(6)	11,082	11,082
Russell Tuebner Trust(6)	53,678	53,678
Sagebrook Technology(6)	459,696	459,696
Richard Saunders(6)	211,191	211,191
Eric Sipf(6)	100,042	100,042
Jason Smith(6)	1,343	1,343
Richard V. Souders(6)	1,311,937	1,311,937
Shawn Swart(6)	11,382	11,382
Brad Taggart(6)	238,075	238,075
Martin Terwilliger (6)	720,655	720,655
Glen Thurow(7)	180,000	180,000
Robert Tointon(6)	211,213	211,213
Underwood Family Partners(5)	1,580,001	1,580,001
William White(6)	100,042	100,042
Hugh H. Williamson, III(6)	251,659	251,659
Totals:	24,090,909	24,090,909
____________________________
(1)	Voting and dispositive power held by Hugh H. Williamson.
(2)
An aggregate of 3,000,000 shares of our common stock (1,554,000 to Don Rakestraw, 1,146,000 to Jeffrey Grime, and 300,000 to J.O. McFalls) were issued to satisfy the closing payment obligation pursuant to the terms of the stock purchase agreement, entered into in connection with our acquisition of Atlantic. Assumes an aggregate total of 3,700,000 shares of our common stock (1,916,600 to Don Rakestraw, 1,413,400 to Jeffrey Grime, and 370,000 to J.O. McFalls, respectively) are issued to satisfy our post closing payment obligation to issue that number of shares having a market value of $5,108,696 on the basis of a per share price equal to the average of the closing sale price of our common stock as quoted on the NASDAQ over-the-counter bulletin board for the 10 days prior and 10 days after the effective date of the registration statement of which this prospectus is a part.

(3)
450,000 shares issued effective December 29, 2006, at a purchase price of $0.01 per share; the remaining 200,000 shares were issued effective December 31, 2006 in connection with our merger with Premier.

(4)	Shares issued pursuant to a stock purchase agreement, effective December 29, 2006, at a purchase price of $0.01 per share.
(5)
450,000 shares issued pursuant to a stock purchase agreement, effective December 29, 2006, at a purchase price of $0.01 per share; the remaining 1,130,001 shares were issued effective December 31, 2006 in connection with our merger with Premier.

(6)	Shares issued effective December 31, 2006 in connection with our merger with Premier Data Services, Inc., a Delaware corporation.
(7)	Shares issued in connection with our acquisition of Land Links.

2

Information Regarding the Plan of Distribution

        The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale, and likewise the shares that we will offer and sell pursuant to this prospectus, will be sold on the NASDAQ over the counter bulletin board (OTC.BB) at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

•  Block transactions;

•  Transactions on the bulletin board or on such other market on which our common stock may from time to time be trading;

•  Privately negotiated transactions;

•  Through the writing of options on the shares;

•  Short sales;

•  Pursuant to Rule 144; or

•  Any combination of these transactions.

        The sale price to the public in these transactions may be:

•  The market price prevailing at the time of sale;

•  A price related to the prevailing market price;

•  Negotiated prices; or

•  Such other price as the selling stockholders determine from time to time.

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933, and we may not sell the shares to be offered by us pursuant hereto. The selling stockholders, with respect to the shares to be resold by them, and us, with respect to the shares to be offered by us, will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if the purchase price is deemed to be unsatisfactory at any particular time.

        We and the selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from us or the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that we or a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be sold by us or the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933, and the rules and regulations promulgated thereunder.

        Alternatively, we or the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. Neither we nor any selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If we or a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders, and any other persons participating in the sale or distribution of these shares of our common stock, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, us and the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue up to 50,000,000 shares of common stock, no par value per share.

Common Stock

        Currently, there are 22,650,518 shares of our common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

       Corporate Stock Tranfer, Inc., Denver, Colorado, is our transfer agent.
EXPERTS

        The consolidated financial statements of Xedar Corporation included in this prospectus for the years ended December 31, 2006 and 2005, and the consolidated financial statements of Atlantic Systems Corporation included in this prospectus as of and for the years ended December 31, 2006 and 2005, have been audited by Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Castle Meinhold & Stawiarski LLC, 999 Eighteenth Street, Suite 2201, Denver, Colorado 80202.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

Index to Financial Statements

Xedar Corporation Financial Statements for the Years ended December 31, 2006 and 2005

Independent Auditors’ Report	37
Consolidated Balance Sheet as of December 31, 2006	38
Consolidated Statements of Operations for the years ended December 31, 2006 and 2005	39
Consolidated Statements of Changes in Stockholders’ Equity for the yearsended December 31, 2006 and 2005	40
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005	41
Notes to Financial Statements for the years ended December 31, 2006 and 2005	42

Xedar Corporation
Unaudited Financial Statements for the quarter ended March 31, 2007 and 2006

Consolidated Balance Sheetsas of March 31, 2007	54
Consolidated Statements of Operations for the quarters ended March 31, 2007 and 2006	55
Consolidated Statements of Cash Flows for the quarters ended March 31, 2007 and 2006	56
Notes to Unaudited Financial Statements for the quarters ended March 31, 2007 and 2006	57

Xedar Corporation
Unaudited Pro Forma Financial Statements for the Quarter Ended March 31, 2007	78

Notes to Unaudited Pro Forma Financial Statements for the quarter ended March 31, 2007	79

Xedar Corporation

Financial Statements for the Years ended December 31, 2006 and 2005

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Xedar Corporation
Denver, Colorado

We have audited the accompanying consolidated balance sheet of Xedar Corporation as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xedar Corporation as of December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 in conformity with generally accepted accounting principles in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

March 13, 2007
Denver, Colorado

XEDAR CORPORATION
CONSOLIDATED BALANCE SHEET

December 31,
2006
ASSETS
Current Assets
Cash and cash equivalents	$1,354,652
Trade accounts receivable, net of allowance for doubtful accounts of $6,230	638,201
Other current assets	68,561
Total Current Assets	2,061,414

Property and equipment, net	288,979

Goodwill	1,246,904
Total Assets	$3,597,297
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$40,347
Payable to shareholders	400,000
Deferred subscription revenue	578,073
Current portion of convertible notes payable to related parties	383,338
Accrued liabilities	118,263
Total Current Liabilities	1,520,021

Stockholders’ Equity
Common stock, no par value, 50,000,000 shares authorized; 18,030,518 shares issued and outstanding at December 31, 2006	3,542,525
Accumulated deficit	(1,465,249)
Total Stockholders’ Equity	2,077,276

Total Liabilities and Stockholders’ Equity	$3,597,297

See notes to consolidated financial statements.

Xedar Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2006	2005

Revenue
Sales	$6,237,339	$7,860,152
Cost of sales (principally consulting compensation)	2,960,326	3,506,836
Gross profit	3,277,013	4,353,316
Selling and Administrative Expenses
Compensation and payroll taxes	2,435,955	2,592,706
Other expenses	1,412,662	1,621,856
Total Selling and Administrative Expenses	3,848,617	4,214,562

Net Operating (Loss) Income	(571,604)	138,754

Other Income (Expenses)
Interest expense	(65,942)	(101,565)
Interest income	10,960	8,662

Total Other Expenses	(54,982)	(92,903)

Income (Loss) Before Income Tax	(626,586)	45,851

Income Tax Benefit (Expense)	16,621	(32,604)

Net (Loss) Income	$(609,965)	$13,247

Net Income (Loss) per Share:
Basic	$(0.04)	$0.001
Diluted	$(0.04)	$0.001

Shares Used in Computing Net Income (Loss) per Share:
Basic - pro forma	13,804,696	9,437,692
Diluted - pro forma	13,804,696	14,597,168

See notes to consolidated financial statements.

Xedar Corporation
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2006 and December 31, 2005

	Series A Convertible					Additional	Retained
	Preferred			Common		Paid-In	Earnings
	Stock			Stock		Capital	(Deficit)	Total
	Shares	Amount		Shares	Amount
Balance - January 1, 2005	3,162,941		$3,163	12,068,813	$12,069	$2,155,694	$(868,531)	$1,302,395
Net income	---		---	---	---	---	13,247	13,247

Balance - December 31, 2005	3,162,941		3,163	12,068,813	12,069	2,155,694	(855,284)	1,315,642

Sale of shares of Common Stock to investors for $1,330,000 in cash	---		---	1,700,788	1,701	1,328,299	---	1,330,000

Issuance of 6,667 shares of Common Stock pursuant to stock option exercise	---		---	6,667	7	1,619	---	1,626

Conversion to common stock in a reverse acquisition	(3,162,941)		(3,163)	979,503	3,488,775	(3,485,612)	---	---
Subtotal (activities prior to merger)	---		---	14,755,771	3,502,552	---	(855,284)	2,647,268

Acquisition of shares for Xedar Corporation	---		---	2,500,072	---	---	---	---

Issuance of 409,090 shares pursuant to conversion of convertible debt	---		---	409,090	409,090	---	---	409,090

Acquisition of control of Xedar Corporation	---		---	(463)	(400,000)	---	---	(400,000)

Recognition of stock option expense for exchange of options	---		---	366,048	30,883	---	---	30,883

Net loss	---		---	---	---	---	(609,965)	(609,965)
Balance - December 31, 2006	---	$	---	18,030,518	$3,542,525	$ ---	$(1,465,249)	$2,077,276

See notes to consolidated financial statements.

Xedar Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$(609,965)	$13,247
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	292,028	312,249
Loss on disposal of property and equipment	13,504	--
Stock issued for services	32,509	--
Changes in current assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	278,226	(36,050)
Other current assets	(22,456)	(10,039)
Increase (decrease) in:
Accounts payable	16,880	(4,770)
Accrued liabilities	(53,217)	125,836
Deferred subscription revenue	12,446	80,504

Net Cash Provided (Used) by Operating Activities	(40,045)	480,977

Cash Flows from Investing Activities
Acquisition of property and equipment	(54,795)	(156,371)
Proceeds from sale of equipment	--	1,050

Net Cash Used by Investing Activities	(54,795)	(155,321)

Cash Flows from Financing Activities
Proceeds from short-term notes payable	82,000	100,000
Payments on short-term notes payable	(159,500)	(300,000)
Payments on long-term notes payable	--	(90,000)
Proceeds from sale of common stock	1,330,000	---

Net Cash Provided (Used) by Financing Activities	1,252,500	(290,000)

Net Increase in Cash	1,157,660	35,656

Cash and Cash Equivalents - Beginning of Year	196,992	161,336

Cash and Cash Equivalents - End of Year	$1,354,652	$196,992

Supplemental Cash Flow Disclosure
Cash paid for interest	$752	$37,223
Cash paid for income taxes	---	$26,152

Payable to shareholders for common stock	$400,000
Conversion of debt and interest to common stock	$409,090

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Nature of Business
Premier Data Services, Inc. began operation in 1994 as a Colorado partnership. On January 19, 2001, Premier Data Services, Inc. reorganized as a Delaware corporation. In December, 2006, it acquired Xedar Corporation in a reverse merger. The transaction has been accounted for as a reverse acquisition of Xedar Corporation (the “Company”) by Premier Data Services, Inc. and Premier Data Services, Inc. is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the consolidated balance sheet at their historical book values and the results of operations of Premier Data Services, Inc. have been presented for the comparative prior period. The historical cost of the net assets of Xedar Corporation that were acquired was $0. Pro forma information is not presented as the financial statements of Xedar Corporation are insignificant.

The Company’s geographical information systems (GIS) segment obtains federal land ownership data from the Bureau of Land Management and converts this into a database that is sold to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land. This service is offered both on compact disc and through an Internet site. Nearly all sales are on an annual or quarterly subscription basis. Production mapping services are also offered to a number of clients.

The Company’s consulting segment provides contract computer programming and security analysis services to various governmental agencies. These services involve the analysis, design, and implementation of computer systems for federal and local governmental units.

Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of Xedar Corporation and its wholly owned subsidiaries, FuGEN, Inc., Premier Data Services, Inc. and Land Links Company Ltd. All material inter-company accounts and transaction balances have been eliminated in consolidation.

Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of a quarter or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet dates, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Concentrations of Credit Risk
The Company grants credit in the normal course of business, primarily consisting of accounts receivable and subscriptions receivable. The Company periodically performs credit analyses and monitors the financial condition of its major customers to reduce credit risk.

Two customers comprised 37% of the Company’s sales for the year ended December 31, 2006. Additionally, one customer comprised 50% of the Company’s sales for the same period in 2005.

Trade Accounts Receivable
At the time the accounts receivable are originated, the Company considers an allowance for doubtful accounts. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance.

Notes to Consolidated Financial Statements

Property and Equipment
Property and equipment are stated at cost. Depreciation is calculated utilizing the straight-line method over the estimated useful lives for owned assets or to the estimated salvage value, where appropriate, or over the related lease terms for leasehold improvements. Useful lives range from 2 to 10 years.

Goodwill
Goodwill is the result of the Company’s acquisition of all the outstanding stock of FuGEN, Inc. in 2002. Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at least annually. These tests will be performed more frequently if there is a triggering event indicating potential impairment.

SFAS No. 142 prescribes a two-step method for determining goodwill impairment. In the first step, the fair value of the reporting unit is determined using a discounted cash flows approach. If the net book value of the reporting unit exceeds the fair value, then the second part of the impairment test would be completed. This involves an allocation of the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation, with any residual fair value being allocated to goodwill. The fair value of the goodwill is then compared to its carrying amount to determine impairment. An impairment charge will be recognized only when the implied fair value of a reporting unit’s goodwill is less than its carrying amount.

The Company completed its annual goodwill tests, using discounted cash flows to establish the fair value of the reporting unit, and found no goodwill impairment for 2006 or 2005.

Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

Revenue Recognition
The Company recognizes revenue when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectibility is reasonably assured. The Company’s revenue recognition policies are based on the guidance in Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and Statement of Position (SOP) 97-2, Software Revenue Recognition.

Sales of critical information and decision-support tools

A significant proportion of the Company’s revenue is derived from the sale of subscriptions to the Company’s oil and gas database, which is recognized ratably as delivered over the subscription period.

Sales of services

The Company provides consulting and GIS production services primarily on a time and materials basis. Revenue related to services performed under time and materials contracts is recognized in the period performed, at standard billing rates. Revenue associated with fixed-price contracts is recognized upon completion of each specified performance obligation under the terms of the contract. If the contract includes acceptance contingencies, revenue is recognized in the period in which the Company receives documentation of acceptance from the customer.

Advertising
The Company expenses advertising costs as they are incurred. No advertising expense was incurred for the years ended December 31, 2006 and December 31, 2005.

Notes to Consolidated Financial Statements

Income Taxes
The Company provides for income taxes pursuant to the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes. The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations.

Income (Loss) Per Share
Income (loss) per share excludes any dilutive effects of options, warrants and dilutive securities. Income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares of 1,771,930 and 157,622 are excluded from the computation of diluted earnings per share for 2006 and 2005, respectively, because their effect is anti-dilutive. The income (loss) per share are shown pro forma, as though the reverse acquisition took place on January 1, 2005.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation
Prior to January 1, 2006, Premier Data Services, Inc. accounted for its stock option program under the recognition and measurement provisions of APB Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. No stock based compensation cost was recognized in the Statement of Operations for the year ended December 31, 2005, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

During 2006, Premier Data Services, Inc. adopted the provisions of and accounted for stock-based compensation in accordance with SFAS 123R, which replaced SFAS 123 and supersedes APB 25. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Premier Data Services, Inc. elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service periods using the compensation cost estimated for the SFAS 123 pro forma disclosures. Compensation expense for warrants granted to non-employees has been determined in accordance with SFAS No. 123R as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

The adoption of SFAS 123R resulted in the recognition of $30,883 of compensation cost during the year ended December 31, 2006. The amount of unrecognized compensation cost relating to options issued but not yet vested amounted to $13,729 as of December 31, 2006, all of which is expected to be expended during 2007. See Note 9 for further information regarding stock-based compensation assumptions and expenses, including pro forma disclosures for the year ended December 31, 2005 as if Premier Data Services, Inc. had recorded stock-based compensation expense.

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of SFAS No. 157, but does not expect that it will have a significant impact on its financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 requires that companies utilize a "dual-approach" to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. SAB No. 108 is applicable beginning in 2007. The Company is currently assessing the impact of the adoption of SAB No. 108, but does not expect that it will have a significant impact on its financial position or results of operations.

In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for the Company beginning in 2007. The Company is currently assessing the impact of the adoption of FIN No. 48, but does not expect that it will have a significant impact on its financial position or results of operations.

Note 2 - Property and Equipment
Property and equipment consist of the following:

December 31,
2006
Furniture and fixtures	$71,796
Office equipment	66,306
Computer equipment	434,806
Software	434,218
Leasehold improvements	12,795
1,019,921
Less accumulated depreciation	(730,942)
$288,979

Depreciation and amortization expense for the years ended December 31, 2006 and 2005 was $292,028 and $312,249, respectively, and is included in other selling and administrative expenses of the statement of operations.

Note 3 - Accrued Liabilities
Accrued liabilities consist of the following:

December 31,
2006
Accrued compensation	$95,803
Other accrued liabilities	22,460
Totals	$118,263

Notes to Consolidated Financial Statements

Note 4 - Related Party Transactions
During 2006, the Company borrowed $82,000 from an officer of the Company. All amounts borrowed were paid in full by December 31, 2006. Interest expense incurred on the borrowings was $752 in 2006.

As discussed in Note 8, the Company acquired shares from a shareholder for $400,000 and the amount is included in accounts payable to shareholders in the accompanying consolidated balance sheet at December 31, 2006. The balance was paid in January 2007.

Note 5 - Convertible Notes Payable to Related Parties
Convertible notes payable to related parties consist of:

December 31,
2006
Convertible Note Payable - Affiliated company of shareholder - due in monthly installments of $5,402 including interest at 8 ½% per annum, maturing in 2009.	$207,079
Convertible Note Payable - Shareholder, due in monthly installments of $4,598 including interest at 8 ½% per annum, maturing in 2009.	176,259
383,338
Less current maturities	383,338
Long-term notes payable to related parties	$--

The Company had notes payable to an affiliate company of a shareholder and a shareholder. In December 2006, the holders of these notes converted a total of $309,927 of interest payable and $99,163 of principal into 409,090 shares of common stock at $1.00 per share. This conversion rate was based on the fair value of the stock after the recapitalization, in accordance with the original agreement. The remaining balance on the notes was cancelled and the Company issued a new note payable for the remaining balance. These notes payable are collateralized by a security interest in all assets of the Company. The holders of these notes have the option to convert all remaining amounts due (both principal and interest) to common stock at $1.00 per share adjusted for all stock splits, stock dividends, combinations of shares, recapitalizations, reclassifications or similar events. There was not a beneficial conversion feature when the notes were issued.

Note 6 - Income Taxes
The Company’s provision for income taxes is as follows:
	12/31/2006	12/31/2005
Current provision:
Federal	---	---
State and local	(16,621)	32,604
Total current provision	(16,621)	32,604

Deferred tax expense (benefit):
Federal	---	---
State and local	---	---
Total deferred tax expense (benefit)	---	---
Income tax expense (benefit)	(16,621)	32,604

Notes to Consolidated Financial Statements

The provision for income taxes differs from that which would have resulted from the use of the federal statutory income tax rate as follows:
	12/31/2006	12/31/2005
Federal income tax provision as statutory rate of 34%	(213,089)	25,217
State income taxes, net of federal benefit	(16,621)	32,604
Permanent items	5,873	7,799
Change in valuation allowance	207,166	(33,016)
	(16,621)	32,604

The significant items comprising the Company’s deferred tax assets and liabilities as of December 31, 2006 and December 31, 2005 are as follows:
	12/31/2006	12/31/2005
Deferred tax assets (liabilities) - current:
Accrued liabilities	$27,124	$29,254
Allowance for doubtful accounts	2,276	7,994
Net deferred tax asset (liability) - current	29,399	37,248

Deferred tax assets (liabilities) - non-current
Net operating loss	944,443	807,094
Amortization intangibles	97,498	107,489
Fixed assets	(38,811)	(108,722)
Net deferred tax liability non-current	1,003,130	805,861

Valuation allowance	(1,032,530)	(843,109)
Net deferred tax asset (liability)	---	---

Effective January 31, 2001, the Company converted from partnership status and became a “C” corporation for income tax reporting. As a “C” corporation, the Company is subject to corporate income taxes.

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to temporary differences between the bases of certain assets and liabilities for financial and tax reporting. The differences will be either deductible or taxable when the assets and liabilities are recovered or settled.

The Company has an income tax loss carryforward of approximately $2,130,000 as of December 31, 2006 that may be offset against future income taxes. Of this amount $1,263,000 at December 31, 2006, is from a subsidiary, FuGEN, Inc., and is subject to an annual limitation of $73,400, resulting from a change in ownership. If not used, these loss carryforwards will expire in various amounts from 2020 to 2023. A valuation allowance has been recorded against the expected future reduction in income tax from the tax loss carryforwards.

Note 7 - Commitments

Operating Leases
The Company leases facilities under non-cancelable operating leases expiring in 2008 and 2009. Rent expense for the years ended December 31, 2006 and 2005 was $244,967 and $251,712, respectively.

Notes to Consolidated Financial Statements

Future minimum lease payments under these leases are approximately as follows (in thousands):

Year Ending December 31,	Operating Leases
2007	$259,302
2008	166,814
2009	41,630
2010	0
2011	0
Thereafter	0

Total at December 31, 2006	$467,746

Note 8 - Series A Convertible Preferred Stock

Effective December 31, 2006 Premier Data Services, Inc. was acquired by the Company in a transaction that has been accounted for as a reverse acquisition. Immediately prior to the transaction, Premier Data Services, Inc. had 3,162,941 shares of preferred and 13,776,270 shares of common stock outstanding. These shares were converted into 14,755,751 of the Company’s common shares.

At the same time Premier Data Services, Inc. acquired 463 shares of the Company’s common stock from controlling shareholders of the Company for $400,000 which is included as a payable to shareholders on the consolidated balance sheet. The $400,000 payable was paid in January 2007. This purchase has been reflected as a reduction of common stock since the Company was a public company with no ascertainable goodwill in the transaction. The Company had outstanding 2,500,072 shares of common stock immediately prior to the acquisition.   These shares were valued at zero since there was no ascertainable value to the public shareholders.

After the transaction and as discussed in Note 9, on December 31, 2006, a portion of the outstanding options and all outstanding warrants of Premier Data Services, Inc. were exchanged for 366,048 shares of the Company. Additionally, as discussed in Note 5, a related party agreed to convert $409,090 of debt into 409,090 shares of common stock at $1.00 per share.

Note 9 - Stock Option Plan

Premier Data Services, Inc. established an incentive stock option plan for which 2,000,000 shares of its common stock have been set aside. The plan set the exercise price for employees who are less than 10% shareholders at $0.487694 for 2001; $0.243847 for 2002; $0.59567 for 2003; $0.91719 and $.66932 for two separate grants during 2004; and $0.98747 for 2005; and for employees who are 10% and over shareholders at an exercise price that is 10% higher. The option grants immediately vested. The vesting schedule for remaining options granted prior to 2005 was 1/3 after one year, 1/3 after two years and the final 1/3 after the third year. Retention options awarded in 2005 vested ½ after one year and ½ after two years.

Premier Data Services, Inc. granted 220,622 options during 2005. There were 254,298 options not yet granted as of December 31, 2005. Additionally, Premier Data Services, Inc. amended the plan on March 21, 2002, to grant its stock options for stock options of FuGEN, Inc. that employees of FuGEN, Inc. had previously received. These newly amended options totaled 849,198 at a price of $0.68 per share and the same vesting schedule as previously issued stock options, giving benefit to all prior service of FuGEN, Inc. employees.

Notes to Consolidated Financial Statements

During December 2006, the Company exchanged 1,550,717 options and 333,360 warrants from the option and warrant holders, respectively, for 366,048 shares of the Company’s restricted common stock. 76,000 options remain outstanding. All warrants have been exchanged. As a result of this exchange, the Company recognized $30,833 of compensation expense which represents the remaining pro forma expense to be recognized as of the date of exchange.

For the year ended December 31, 2005, Premier Data Services, Inc. has adopted the disclosure-only provisions of Statement of Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation costs for Premier Data Services, Inc.’s stock option plans been determined based on the fair value at the grant date for awards during the period ended December 31, 2005 in accordance with the provisions of SFAS No. 123, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below:

2005
Net income - as reported	$13,247
Net loss - pro forma	$(97,512)
Basic income per share - as reported	$0.001
Basic loss per share - pro forma	$(0.008)
Fully diluted income per share - as reported	$0.001
Fully diluted loss per share - pro forma	$(0.008)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005; dividend yield of 0%, expected volatility of 216%; risk-free interest rate of 4.12%; and expected life of 5.29 years. The weighted average grant date fair value of options was $0.99 for 2005.

The following is a summary of stock option and warrant activity:

	Option Price Per Share	Weighted Average Exercise Price	Number of Shares
Balance, December 31, 2004	$0.24 to $0.92	$0.60	1,484,725

Canceled	$0.24 to $0.68	$0.65	(24,645)
Granted	$0.99	$0.99	220,622
Exercised	---	$0.00	---
Balance, December 31, 2005	$0.24 to $0.99	$0.65	1,680,702

Canceled	$0.68 to $0.99	$0.85	(43,985)
Repurchased	$0.24 to $0.99	$0.64	(1,550,717)
Exercised	$0.24	$0.24	(10,000)
Balance, December 31, 2006	$0.24 to $0.99	$0.65	76,000

Stock Warrants	Warrant Price Per Share	Weighted Average Exercise Price	Number of Shares
Balance, December 31, 2003 through December 31, 2005	$0.49	$0.49	333,360
Repurchased	$0.49	$0.49	(333,360)
Balance, December 31, 2006			---

Notes to Consolidated Financial Statements

The weighted average exercise prices of stock options and warrants exercisable at each period end are as follows:

	Option Price Per Share	Weighted Average Exercise Price	Number of Shares
December 31, 2005	$0.24 to $0.99	$0.64	1,617,702
December 31, 2006	$0.68 to $0.99	$0.81	61,250

The following is additional information with respect to those options outstanding at December 31, 2006:

Option Exercise Price per Share	Weighted Average Contractual Life in Years	Weighted Average Exercise Price	Number of Shares
$0.68	5.2	$0.68	35,000
$0.99	8.4	$0.99	41,000
			76,000

During 2006, Premier Data Services, Inc. adopted Statement of Financial Accounting Standards No. 123 (Revised). This new statement requires that compensation expense be recorded for the value of stock options granted. Premier Data Services, Inc. has elected to apply the modified prospective application whereby the financial statements for the years ended December 31, 2005 and 2004 have not been changed and the disclosures for those periods are consistent with Statement of Financial Accounting Standards No. 123.

No stock options were granted during 2006. As a result, pro forma compensation expense for stock options relates to the prior years’ stock options granted but not yet vested at December 31, 2005. The amount of unrecognized compensation cost relating to options granted but not yet vested amounted to $13,729 as of December 31, 2006, all of which is expected to be expended during 2007.

Note 10 - Employee Benefit Plan
The Company has a 401(k) plan, which covers most of the employees with over 90 days of service. The plan provides for full vesting after 90 days in the plan. The Company’s contribution rate is 50% of employee contributions up to a limit of $1,000 per employee per year. The Company follows the policy of funding the plan contributions as accrued.

Contributions to the plan by Premier Data Services, Inc. were approximately $42,000 and $40,000 for the years ended December 31, 2006 and 2005, respectively.

Note 11 - Segment Information
The Company managed its business and aggregates its operational and financial information in accordance with four reportable segments. Its consulting segment provides independent verification and validation (IV&V) and information assurance on large projects within several federal agencies. Its geographical information systems (GIS) segment provides government and oil and gas customers with a combination of land database products and production services related to the creation or enhancement of land records. Its customer relationship management segment provided software maintenance support, and was sold in November 2006. Its justice information systems segment created and installed court case management systems, and was folded into the consulting segment at the end of 2006.

Notes to Consolidated Financial Statements

Financial information for the Company’s business segments was as follows (in thousands):
	As of December 31
	2006	2005
Revenue:
Consulting	$3,299	$4,888
Customer relationship management	182	374
Geographical information systems	2,434	2,478
Justice information systems	322	120
Total	$6,237	$7,860

Income (Loss) from operations:
Consulting	$175	$1,085
Customer relationship management	(87)	51
Geographical information systems	350	93
Justice information systems	(261)	(475)
Corporate expenses	(787)	(741)
Total	$(610)	$13

Identifiable fixed assets:
Consulting	157	$156
Geographical information systems	735	710
Customer relationship management	0	417
Justice information systems	77	75
Other	51	52
Less: accumulated depreciation	(731)	(870)
Total	$289	$540

Depreciation and amortization:
Consulting	$37	$58
Geographical information systems	126	131
Other	129	123
Total	$292	$312

Total asset data is not provided to the chief operating decision maker and therefore is not detailed above.

Note 12 - Subsequent Events

On January 1, 2007, the Company acquired Land Links Company Ltd., which compiles information for and related to the geographic coordinate database, for 360,000 shares of common stock. This acquisition does not meet the significance tests and the financial statements are not included in this filing.

On March 1, 2007, the Company completed the sale of its justice information systems (“JIS”) division to Justice Systems, Inc. for approximately $140,000 in cash, of which $75,000 was for the underlying business assets and $65,000 was for a six-month service contract to support the transition of the JIS division to Justice Systems, Inc. There was no material relationship between the Company and Justice Systems, Inc. prior to the disposition of JIS division assets.

Notes to Consolidated Financial Statements

On January 9, 2007, the Company entered into consulting arrangements with Livestrong Venture Capital Partners, Inc., C.C.R.I. Corporation, and Capital Group Communications, Inc. for a term of twelve months, pursuant to which the Company issued 500,000 shares of the Company’s common stock to Livestrong Venture Capital Partners, Inc., 200,000 shares of the Company’s common stock to C.C.R.I. Corporation, and 500,000 shares of the Company’s common stock to Capital Group Communications, Inc. as consideration for investor relations and financial consulting services to be provided.

Xedar Corporation

Unaudited Financial Statements for the
Quarter ended March 31, 2007 and 2006

Xedar Corporation
Unaudited Financial Statements for the quarter ended March 31, 2007 and 2006

Xedar Corporation
Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
Assets
Current Assets
Cash and cash equivalents	$614,597	$1,354,652
Trade accounts receivable, net of allowance for doubtful accounts of $7,803 and $6,230	1,681,956	638,201
Other current assets	93,134	68,561
Total Current Assets	2,389,687	2,061,414
Property and equipment, net	295,348	288,979
Intangible assets, net	8,292,747
Goodwill	6,054,295	1,246,904
Total Assets	$17,032,077	$3,597,297

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$390,073	$40,347
Payable to shareholders	-	400,000
Deferred subscription revenue	590,809	578,073
Current portion of convertible notes payable to related parties	326,763	383,338
Accrued liabilities and other	507,074	118,263
Total Current Liabilities	1,814,719	1,520,021
Stockholders' Equity
Common stock, no par value, 50,000,000 shares authorized; 22,650,518 and 18,030,518 shares issued and outstanding	13,122,324	3,542,525
Common stock subscription issuable	5,108,696	-
Stockholder note receivable	(195,480)	-
Accumulated deficit	(2,818,182)	(1,465,249)
Total Stockholders' Equity	15,217,358	2,077,276
Total Liabilities and Stockholders' Equity	$17,032,077	$3,597,297

See accompanying notes to unaudited consolidated financial statements

Xedar Corporation
Consolidated Statements of Operations

	Quarter Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Revenue
Sales	$1,526,503	$1,710,503
Cost of sales (principally consulting compensation)	811,074	807,189
Gross profit	715,429	903,314

Selling and Administrative Expense
Compensation and payroll taxes	535,246	627,365
Other expense	1,530,351	385,735
Total Selling and Administrative Expense	2,065,597	1,013,100

Net Operating Loss	(1,350,168)	(109,786)
Other Income (Expense)
Interest expense	7,426	16,800
Interest income	(10,191)	(3,623)

Income (Loss) Before Income Tax	(1,352,933)	(96,609)
Income Tax Benefit (Expense)	-	(1,664)

Net Loss	$(1,352,933)	$(98,273)

Net Loss per Share:
Basic	$(0.07)	$(0.01)
Diluted	$(0.07)	$(0.01)

Shares Used in Computing Net Loss per Share:
Basic - pro forma	20,610,519	13,420,530
Diluted - pro forma	20,610,519	13,420,530

See accompanying notes to unaudited consolidated financial statements

Xedar Corporation
Consolidated Statements of Cash Flows

	Quarter Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Cash flow From Operating Activity:
Net Loss	$(1,352,933)	$(98,273)
Adjustments to reconcile net loss to net cash provided by operating activity
Depreciation and amortization	164,125	77,760
Loss on disposition of property and equipment	2,337	-
Stock issued for services	955,315	-
Stock option expense for exchange of options	13,729	-
Accrued interest on note receivable from stockholder	(250)	-
Changes in current assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	(98,630)	(40,653)
Other current assets	(23,910)	(33,961)
Increase (decrease) in:
Accounts payable	(15,511)	38,040
Accrued liabilities and other	245,865	(35,394)
Deferred revenue	(164,451)	101,487
Net Cash Provided (Used) by Operating Activity	(274,314)	9,006
Cash Flow from Investing Activity
Acquisition of property and equipment	(56,751)	(29,298)
Net Cash Provided (Used) by Investing Activity	(56,751)	(29,298)
Cash Flow from Financing Activity
Payments on short-term notes payable	(456,575)	(5,700)
Proceeds on long-term notes payable	47,585	-
Proceeds from sale of common stock	-	1,625
Net Cash Provided (Used) by Financing Activity	(408,990)	(4,075)
Net Increase (Decrease) in Cash	(740,055)	(24,367)
Cash and Cash Equivalents - Beginning of the Period	1,354,652	196,992
Cash and Cash Equivalents - End of the Period	$614,597	$172,625
Supplemental Cash Flow Disclosure
Non-Cash Transactions
Shares issued to acquire Land Links Company, Ltd	360,000
Shares issued to acquire Atlantic Systems Corporation	8,250,000
Common stock subscription issuable	5,108,696
Shares issued for consulting services	1,080,000
Shares issued for director fees	147,000
Stock option expense for exchange of options	13,729
Stock issued for exercise of stock options		5,214
Note receivable from shareholder acquired in connection with purchase of Atlantic Systems Corporation	(195,480)
Unamortized balance of stock-based compensation	(271,685)

See accompanying notes to unaudited consolidated financial statements

Xedar Corporation
Notes to Consolidated Financial Statements
(Unaudited)

Note 1 - Nature of Business and Significant Accounting Policies

Nature of Business

Premier Data Services, Inc. began operation in 1994 as a Colorado partnership. On January 19, 2001, Premier Data Services, Inc. reorganized as a Delaware corporation. In December, 2006, it acquired Xedar Corporation in a reverse merger. The transaction has been accounted for as a reverse acquisition of Xedar Corporation (Company) by Premier Data Services, Inc. and Premier Data Services, Inc is deemed to be the purchaser and surviving company for accounting purposes. Accordingly, its assets and liabilities are included in the consolidated balance sheet at their historical book values and the results of operations of Premier Data Services, Inc. have been presented for the comparative prior period. The historical cost of the net assets of Xedar Corporation that were acquired was $0. Pro forma information is not presented as the financial statements of Xedar Corporation are insignificant.

The Company’s geographical information systems (GIS) segment obtains federal land ownership data from the Bureau of Land Management and converts it into a database that we sell to oil and gas companies, as well as several agencies of the federal government, along with browser software that allows users to easily access ownership information about specific parcels of land. We offer this service both on compact disc and through an Internet site. Nearly all sales are on an annual or quarterly subscription basis. We also offer production mapping services to a number of clients.

The Company’s consulting segment provides contract computer programming and security analysis services to various governmental agencies. These services involve the analysis, design, and implementation of computer systems for federal and local governmental units. On March 22, 2007, we acquired all of the outstanding stock of Atlantic Systems Corporation (Atlantic). See Note 3. Going forward, Atlantic’s operations will comprise a significant portion of our consulting segment.

Basis of Presentation

The accompanying interim consolidated financial statements include the accounts of Xedar and its wholly owned subsidiaries. We have eliminated all significant intercompany balances and transactions in consolidation.

The accompanying financial statements are unaudited, are prepared in accordance with accounting principles generally accepted in the United States and include, in our opinion, all adjustments, consisting of only normal recurring adjustments, necessary in order to make the financial statements not misleading.

Share-Based Payment

Effective January 1, 2006, we began accounting for stock-based compensation in accordance with Statement 123R of the Financial Accounting Standards Board, which replaced Statement 123 and supersedes Accounting Principles Board Opinion 25. Under the fair value recognition provisions of Statement 123R, share-based payments are measured at the grant date based on the fair value of the award and are recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. We elected the modified-prospective method, under which prior periods are not revised for comparative purposes.

Xedar Corporation
Notes to Consolidated Financial Statements
(Unaudited)

The valuation provisions of Statement 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. We are recognizing estimated compensation for grants that were outstanding as of the effective date over the remaining service periods using the compensation expense estimated for the Statement 123 pro forma disclosures. We determined compensation expense for options granted to non-employees in accordance with Statement 123R as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

The adoption of Statement 123R resulted in the recognition of $13,729 and $0 of compensation expense during the quarters ended March 31, 2007 and 2006, respectively. The amount of unrecognized compensation cost relating to options issued but not yet vested amounted to $0 as of March 31, 2007. See Note 6 for further information regarding share-based payments.

Reclassifications

The Company has reclassified certain data in the financial statements of the prior period to conform to the current period presentation.

Note 2 - Acquisition of Land Links Company, Ltd.

On January 1, 2007, the Company acquired Land Links Company, Ltd. (Land Links), a New Mexico limited liability company, which compiles information for and related to the geographic coordinate database, for 360,000 shares of the Company’s common stock. This acquisition was not material, and thus, separate financial statements are not required.

Note 3 - Acquisition of Atlantic Systems Corporation

On March 22, 2007, the Company purchased all of the outstanding stock of Atlantic in a stock-for-stock transaction. The Stock Purchase Agreement (Agreement) is between us, Atlantic, and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (collectively the “Shareholders” who owned all of the outstanding stock of Atlantic prior to the transaction). The Company purchased all of the outstanding Atlantic stock from the Shareholders for (i) a closing payment of 3,000,000 shares of the Company’s common stock, and (ii) a post-closing payment to be equal to the number of shares of our common stock having a value of $5,108,696 at the time of issuance as more particularly set forth in the Agreement. The Company had no material relationship with Atlantic or the Shareholders prior to the purchase.

Note 4 - Sale of Justice Information Systems Division

On March 1, 2007, the Company completed the sale of the Company’s justice information systems (JIS) division to Justice Systems, Inc. for approximately $140,000 in cash, of which $75,000 was for the underlying business assets and $65,000 was for a six-month service contract to support the transition of the JIS division to Justice Systems, Inc.

Note 5 - Other Common Stock Activity

On January 9, 2007, the Company entered into consulting arrangements with Livestrong Venture Capital Partners, Inc. (Livestrong), C.C.R.I. Corporation (CCRI), and Capital Group Communications, Inc. (Capital) for a term of twelve months, pursuant to which the Company issued 500,000 shares of common stock to Livestrong, 200,000 shares of common stock to CCRI, and 500,000 shares of common stock to Capital as consideration for investor relations and financial consulting services to be provided.

Xedar Corporation
Notes to Consolidated Financial Statements
(Unaudited)

Note 6 - Stock Options and Warrants

The Company recognized $13,729 of compensation expense during the quarter ended March 31, 2007 as the result of our adoption of Statement 123R of the Financial Accounting Standards Board. The amount of unrecognized compensation cost relating to options issued but not yet vested amounted to $0 as of March 31, 2007. Premier cancelled its stock option plan in December 2006, so no options were granted during the quarter.

Of the 76,000 options remaining outstanding as of December 31, 2006, 10,500 have subsequently expired, leaving 65,500 options outstanding.

Note 7 - Loss per Share

Because the Company incurred losses for each of the periods reported, we did not include outstanding stock options and warrants in the calculation of diluted weighted average shares outstanding since the effect of such securities would have been anti-dilutive. Accordingly, the Company’s basic and diluted weighted average shares outstanding were the same for the quarters reported.

Note 8 - Segment Information

The Comapny managed its business and aggregated its operational and financial information within four reportable segments. The Company’s consulting segment provides independent verification and validation (IV&V) and information assurance on large projects within several federal agencies. The Company’s GIS segment provides government and oil and gas customers with a combination of land database products and production services related to the creation or enhancement of land records. The Company’s customer relationship management segment provided software maintenance support and was sold in November 2006. The Company’s JIS segment created and installed court case management systems and was folded into the consulting segment at the end of 2006.

Financial information for the quarters ended and as of March 31, 2007, for the Company’s business segments was (in thousands):

Xedar Corporation
Notes to Consolidated Financial Statements
(Unaudited)

	2007	2006
Revenue:
Consulting	$841	$963
Customer relationship management	-	63
GIS	686	562
JIS	-	122
Total	$1,527	$1,710

Income (Loss) from operations:
Consulting	$7	$98
Customer relationship management	-	(15)
GIS	(61)	23
JIS	-	(50)
Total	$(54)	$56

Identifiable fixed assets:
Consulting	$8,279	$157
Customer relationship management	-	417
GIS	590	711
JIS	-	75
Other	410	51
Less: accumulated depreciation	(1,008)	(920)
Total	$8,271	$491

Depreciation and amortization:
Consulting	$15	$9
GIS	31	34
Other	154	35
Total	$200	$78

Total asset data is not provided to the chief operating decision maker and therefore is not detailed above.

Atlantic Systems Corporation

Financial Statements for the Years Ended December 31, 2006 and 2005

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Atlantic Systems Corporation
Arlington, Virginia

We have audited the accompanying consolidated balance sheets of Atlantic Systems Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Systems Corporation as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

April 23, 2007
Denver, Colorado

ATLANTIC SYSTEMS CORPORATION

Consolidated Balance Sheets

Assets

	December 31,
	2006	2005
Current assets
Accounts receivable, net	$670,920	$591,970
Costs and estimated earnings in excess of billings on uncompleted contracts	-	233
Total current assets	670,920	592,203
Non-current assets
Other long-term assets	663	663
Total non-current assets	663	663
Total assets	$671,583	$592,866

Liabilities and Stockholders' Equity (Deficit)

Current liabilities
Checks written in excess of bank balance	$-	$32,816
Accounts payable	80,918	82,272
Accrued expenses	204,602	265,004
Billings in excess of costs and estimated earnings	472,099	415,691
Deferred rent	3,288	912
Total current liabilities	760,907	796,695
Stockholders' equity (deficit)
Common stock, 100,000 shares authorized; 44,444 and 40,000 shares issued and outstanding at December 31, 2006 and 2005, respectively	188,500	4,000
Stockholder note receivable	(184,500)	-
Stockholders' deficit	(93,324)	(207,829)
Total stockholders' equity (deficit)	(89,324)	(203,829)
Total liabilities and stockholders' equity (deficit)	$671,583	$592,866

See notes to consolidated financial statements.

ATLANTIC SYSTEMS CORPORATION

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2006	2005
Revenues	$5,326,173	$5,198,843
Cost of revenue	4,483,009	4,575,495
Gross profit	843,164	623,348
Selling, general and administrative expenses	698,799	741,438
Income (loss) from operations	144,365	(118,090)
Other income (expense)
Interest income	7,140	3,740
Interest expense	-	(5,537)
Total other income (expense)	7,140	(1,797)
Net income (loss)	$151,505	$(119,887)

See notes to consolidated financial statements.

ATLANTIC SYSTEMS CORPORATION
Consolidated Statement of Changes in Stockholders' Equity (Deficit)
For the Years Ended December 31, 2006 and 2005

	Common Stock		Stockholders'	Stockholder	Stockholders'
	Shares	Amount	Equity (Deficit)	Note Receivable	Deficit
Balance - December 31, 2004	40,000	$4,000	$(15,937)	$-	$(11,937)
Distributions	-	-	(72,005)	-	(72,005)
Net loss	-	-	(119,887)	-	(119,887)
Balance - December 31, 2005	40,000	4,000	(207,829)	-	(203,829)
Distributions	-	-	(37,000)	-	(37,000)
Common stock issued	4,444	184,500	-	(184,500)	-
Net income	-	-	151,505	-	151,505
Balance - December 31, 2006	44,444	$188,500	$(93,324)	$(184,500)	$(89,324)

See notes to consolidated financial statements

ATLANTIC SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2006	2005
Cash flows from operating activities
Net income (loss)	$151,505	$(119,887)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Changes in assets and liabilities
Accounts receivable, net	(78,950)	(417,870)
Costs and estimated earnings in excess of billings on uncompleted contracts	233	(233)
Other long-term assets	-	1,920
Checks written in excess of bank balance	(32,816)	32,816
Accounts payable	(1,354)	77,970
Accrued expenses	(60,402)	134,117
Billings in excess of costs and estimated earnings	56,408	415,691
Deferred rent	2,376	1,673
	(114,505)	246,084
Net cash provided by operating activities	37,000	126,197
Cash flows from financing activities
Distributions	(37,000)	(72,005)
Net payments on line-of-credit	-	(69,972)
Net cash used in financing activities	(37,000)	(141,977)
Net increase (decrease) in cash	-	(15,780)
Cash - beginning of year	-	15,780
Cash - end of year	$-	$-

Supplemental disclosure of cash flow information:

 Cash paid for interest for the years ended December 31, 2006 and 2005 was $0 and $5,537, respectively.

Supplemental disclosure of non-cash activity:

During 2006, the Company entered into a note receivable with an unrelated third party to purchase 4,444 shares of common stock for $184,500 (Note 5).

See notes to consolidated financial statements.

ATLANTIC SYSTEMS CORPORATION

Notes to Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Atlantic Systems Corporation was established as a Virginia S Corporation in February 2000. In June 2001, Point One, LLC became a fully owned subsidiary of Atlantic Systems Corporation. Point One, LLC is a provider of marketing and business development services on behalf of other companies to the federal government, as well as federal government program management and oversight. Its products include modeling/simulation tools, enterprise information management software and interactive media.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Atlantic Systems Corporation and its subsidiary, Point One, LLC (collectively, the "Company"). All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. As of the balance sheet date, no balances of cash and cash equivalents exceeded the federally insured limit.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

At December 31, 2006, three customers accounted for 72% of accounts receivable and 44% of revenues. At December 31, 2005, the three customers accounted for 70% of accounts receivable and 75% of revenues.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue on its time-and-materials contracts as billable time and expenses are incurred. On fixed price contracts, the Company uses the percentage-of-completion method to recognize revenue in accordance with the percentage of services completed, on a current cumulative cost to total cost basis, using a reasonably consistent profit margin over the period. If changes occur in the factors used to develop revenue or cost estimates, then revenue and cost estimates are revised accordingly, and these revisions are reflected in income in the period in which the facts that gave rise to that revision became known.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.

ATLANTIC SYSTEMS CORPORATION

Notes to Consolidated Financial Statements

Income Taxes

The Company has elected to be treated as an S Corporation for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company's stockholders and no provisions for income taxes have been recorded on the accompanying financial statements.

Note 2 - Costs and Estimated Earnings on Uncompleted Contracts

The Company's costs and estimated earnings on uncompleted contracts consist of the following:

	December 31,
	2006	2005
Costs incurred on uncompleted contracts	$1,467,674	$2,050,959
Estimated earnings recognized	140,804	160,054
Less billings to date	(2,080,577)	(2,626,471)
	$(472,099)	$(415,458)

The estimated earnings on uncompleted contracts are included in the accompanying balance sheet under the following captions:

	December 31,
	2006	2005
Costs and estimated earnings in excess of billings on uncompleted contracts	$-	$233
Billings in excess of costs and estimated earnings	(472,099)	(415,691)
	$(472,099)	$(415,458)

Note 3 - Line-of-Credit

The Company has a $250,000 line-of-credit available with a bank with no termination date. Interest is at prime plus 1.0% (7.75% at December 31, 2006), payable monthly. The Company had no outstanding balance on this line-of-credit at December 31, 2006 or 2005.

Note 4 - Commitments and Contingencies

Operating Leases
The Company leases approximately 3,900 square feet of office space under a non-cancelable operating lease that expires on June 30, 2008. Rent expense for the years ended December 31, 2006 and 2005 was $83,444 and $65,788, respectively.

Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,
2007	$134,170
2008	68,076
$202,246

ATLANTIC SYSTEMS CORPORATION

Notes to Consolidated Financial Statements

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 5 - Stockholder Note Receivable

During 2006, the Company entered into a note receivable with an unrelated third party to purchase 4,444 shares of common stock in Atlantic System Corporation for $184,500. The payment for the stock was in the form of a note receivable to the Company. The note requires an annual interest rate of 4.73% due annually on or before December 31 of each year. The entire outstanding principal balance and any unpaid interest is due on December 31, 2015.

Note 6 - Employee Benefit Plan

The Company has adopted a 401(k), which allows eligible employees to contribute a percentage of their salary up to a maximum allowable annually by the Internal Revenue Services. The Company matches the employee contribution to a maximum of 50% of the employees' contributions up to the annual maximum allowable. The Company made matching contributions of $55,055 and $42,510 during 2006 and 2005, respectively.

Note 7 - Subsequent Events

On March 22, 2007, 100% of the outstanding shares of the Company were acquired by another company.

XEDAR CORPORATION

Unaudited Pro Forma Condensed Consolidated Financial Statements as of
December 31, 2006, and for the Year then Ended

Introduction to the Pro Forma Financial Statements

The following unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of Xedar Corporation and Atlantic Systems Corporation (referred to hereafter as “Atlantic” or “Atlantic Systems”) after giving effect to our acquisition of Atlantic, certain financing transactions described below, and the assumptions and adjustments described in the accompanying notes to the pro forma financial statements.

On March 22, 2007, we purchased all of the issued and outstanding stock of Atlantic in a stock-for-stock transaction. The Stock Purchase Agreement dated March 22, 2007 (the Agreement), was between us, Atlantic, and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (collectively the Shareholders, who together owned all of the outstanding stock of Atlantic prior to the transaction). We purchased all of the outstanding stock of Atlantic from the Shareholders for (i) a closing payment of 3,000,000 shares of our common stock valued at $2.75, the closing price on the closing date, and (ii) a post closing payment to be equal to the number of shares of our common stock having a value of $5,108,696 at the time of issuance as more particularly set forth in the Agreement.

We had no material relationship with Atlantic or the Shareholders prior to the closing date of the Agreement.

We have completed an allocation of the Atlantic purchase price. We recorded all current assets and current liabilities at book value, all of which we have concluded approximated fair value. We valued intangible assets in accordance with the valuation report of such assets by an accredited business valuation firm.

You should read our pro forma financial statements with our audited historical financial statements.

The December 31, 2006, pro forma balance sheet consolidates our and the Atlantic balance sheets with pro forma adjustments as if the acquisition had occurred on December 31, 2006. The pro forma 2006 operations statement consolidates our and the Atlantic 2006 operations statements, with pro forma adjustments as if the acquisition had occurred on January 1, 2006. In addition, the pro forma operations statement eliminates the operations of our customer relationship management segment, which we sold in November 2006.

The pro forma financial statements presented are for informational purposes only and do not represent what our financial position or results of operations would have been as of the date or for the period presented had the acquisition and the financing transactions in fact occurred on such date or at the beginning of the period indicated, or to project our financial position or results of operations for any future date or period. The pro forma financial statements report only the adjustments presented in the accompanying notes and do not provide for any operating efficiencies and cost savings that we may achieve in consolidating Atlantic with our operations, or any integration or merger related cost. For purposes of preparing our financial statements subsequent to the acquisition, we have established a new basis for Atlantic’s assets and liabilities based upon their fair values and the purchase price we are paying for Atlantic, including the cost of the acquisition. As a result of these factors, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reported in these statements.

XEDAR CORPORATION
Pro Forma Condensed Consolidating Balance Sheet
December 31, 2006
(Unaudited)

		Atlantic	Pro Forma		Pro Forma
Assets	Xedar	Systems	Adjustments	Adj.	Consolidated
Current Assets
Cash and cash equivalents	$1,354,652	-			$1,354,652
Trade accounts receivable, net of allowance for doubtful accounts	638,201	670,920			1,309,121
Other current assets	68,561	-			68,561
	-	-
Total Current Assets	2,061,414	670,920			2,732,334
Property and equipment, net	288,979	-			288,979
Intangible assets	-	-	8,048,827	1	8,048,827
Other long-term assets	-	663			663
Goodwill	1,246,904	-	5,214,693	1	6,461,597
Total Assets	$3,597,297	$671,583	$13,263,520		$17,532,400

Liabilities and stockholders' equity
Current Liabilities
Accounts payable	$40,347	$80,918			$121,265
Payable to shareholders	400,000	-			400,000
Deferred subscription revenue	578,073	-			578,073
Billings in excess of costs and estimated earnings	-	472,099			472,099
Current portion of convertible note payable to related parties	383,338	-			383,338
Deferred rent	-	3,288			3,288
Accrued liabilities	118,263	204,602			322,865
Total Current Liabilities	1,520,021	760,907			2,280,928
Stockholders' Equity					-
Common stock	3,542,525	188,500	13,170,196	1	16,901,221
Stockholder note receivable	-	(184,500)			(184,500)
Accumulated deficit	(1,465,249)	(93,324)	93,324	1	(1,465,249
Total Stockholders' Equity (Deficit)	2,077,276	(89,324)	13,263,520		15,251,472
Total Liabilities and Stockholders' Equity	$3,597,297	$671,583	$13,263,520		$17,532,400

See notes to Pro Forma Condensed Consolidating Balance Sheet (unaudited)

XEDAR CORPORATION
2006 Pro Forma Condensed Consolidating Operations Statement
(Unaudited)

	Xedar	Atlantic Systems	Pro Forma Adjustments		Pro Forma Consolidated
Revenue
Sales	$6,237,339	$5,326,173	$(182,000)	2	$11,381,512
Cost of sales	2,960,326	4,483,009	(269,000)	2	7,174,335
Gross Profit	3,277,013	843,164	87,000		4,207,177
Selling and Administrative Expense	3,848,617	698,799	1,029,757	3	5,577,173
Net Operating (Loss) Income	(571,604)	144,365	(942,757)		(1,369,996)
Other Income (Expense)					-
Interest expense	(65,942)	-			(65,942)
Interest income	10,960	7,140	-		18,100
Total Other Expense	(54,982)	7,140	-		(47,842)
Income (Loss) Before Income Tax	(626,586)	151,505	(942,757)		(1,417,838)
Income Tax Benefit (Expense)	16,621	-	-		16,621
Net (Loss) Income	$(609,965)	$151,505	$(942,757)		$(1,401,217)
Net Income (Loss) per Share:
Basic	$(0.04)				$(0.08)
Diluted	$(0.04)				$(0.08)
Shares Used in Computing Net Income (Loss) per Share:
Basic - pro forma	13,804,696				18,662,404
Diluted - pro forma	13,804,696				18,662,404

See notes to 2006 Pro Forma Condensed Consolidating Operations Statement (unaudited)

XEDAR CORPORATION
Notes To Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1. Acquisition of Atlantic Systems Corporation

On March 22, 2007, Xedar Corporation purchased all of the issued and outstanding stock of Atlantic Systems Corporation in a stock-for-stock transaction. The Stock Purchase Agreement dated March 22, 2007 (the Agreement), was between us; Atlantic; and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (collectively the Shareholders, who together constituted all of the shareholders of Atlantic Systems prior to the transaction). We purchased all of the issued and outstanding stock of Atlantic from the Shareholders for (i) a closing payment of 3,000,000 shares of our common stock valued at $2.75, the closing price on the closing date, and (ii) a post closing payment to be equal to that number of shares of our common stock having a value of $5,108,696 at the time of issuance as more particularly set forth in the Agreement. Thus the total purchase price was $13,358,696.

The pro forma financial statements presented are for informational purposes only and do not represent what our financial position or results of operations would have been as of the date or for the period presented had the acquisition and the financing transactions in fact occurred on such date or at the beginning of the period indicated, or to project our financial position or results of operations for any future date or period. The pro forma financial statements report only to the adjustments presented in the accompanying notes and do not provide for any operating efficiencies and cost savings that we may achieve in consolidating Atlantic with our operations, or any integration or merger related cost. For purposes of preparing our financial statements subsequent to the acquisition, we have established a new cost for Atlantic’s assets and liabilities based upon their fair values and the purchase price we are paying for Atlantic, including the cost of the acquisition. As a result of these factors, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reported in these statements.

Note 2. Adjustments to Pro Forma Financial Statements

The adjustments to the pro forma financial statements in connection with the purchase of Atlantic are below.

		Debit	Credit	Description
Balance Sheet

Adj #
1	Common stock		$ 13,358,696	Purchase price
	Common stock	$ 188,500	-	Eliminate Atlantic Systems common stock
	Common stock, net		13,170,196
	Intangible assets	8,048,827		Appraised value of customer contracts and relationships, and no-compete agreements
				.
	Goodwill	5,214,693		Goodwill which would have been recorded if Xedar had acquired Atlantic on December 31, 2006

	Accum. Deficit	-	93,324	Eliminate Atlantic Systems accumulated deficit

		$ 13,263,520	$ 13,263,520

XEDAR CORPORATION
Notes To Unaudited Pro Forma Condensed Consolidated Financial Statements

We allocated the price of our purchase of Atlantic to the fair values of Atlantic’s assets and liabilities. The Atlantic assets include, among others, intangible assets of customer contracts, customer relationships and no-compete agreements. An accredited valuation specialist valued the intangible assets for us. We also determined that the book values of the liabilities and the assets other than intangible assets approximate fair value. We allocated the excess purchase price, over fair value of the assets acquired and liabilities assumed, to goodwill. This adjustment also eliminated the common stock and accumulated deficit of Atlantic.

Operations Statement		Debit	Credit

We sold our customer relationship management segment in November 2006. The following adjustment eliminates from the operations statement the operations of that segment.
Adj #

2
	Revenue	$ 182,000
	Cost of sales		269,000

The following adjustment records 2006 pro forma amortization of the intangibles recorded in the purchase of Atlantic.
Adj #

3	Admin. expense	$ 1,029,757

Note 3. Items Not Adjusted

The pro forma statements do not show any effect of operating efficiencies, cost savings and other benefits we anticipate as a result of the acquisition. Additionally, we may record certain integration expenses subsequent to the acquisition which, under purchase accounting, will not be treated as part of the Atlantic purchase price.

Note 4. Pro Forma Net Loss Per Share

We compute the pro forma and diluted net loss per share by dividing the pro forma net loss by the pro forma basic and diluted weighted average shares outstanding, assuming that we and Atlantic had merged at the beginning of the earliest period presented. We exclude common equivalent shares from the computation of diluted earnings per share, because their effect is anti-dilutive. Xedar’s basic and diluted loss per share are shown pro forma, as though the reverse acquisition by Xedar of Premier Data Systems, Inc took place on January 1, 2005. The pro forma weighted average basic and diluted number of shares outstanding is calculated as follows for the year ended December 31, 2006:

Basic and
Diluted
Company shares issued to Atlantic Systems shareholders	3,000,000
Estimated number of Company shares to be issued
to Atlantic Systems shareholders per Agreement
after the closing calculated based on total value
of $5,108,696 (per Agreement) and a price of
$2.75 per share (value on the date of the Agreement)	1,857,708
Xedar’s pro forma weighted average shares outstanding	13,804,696
Pro forma consolidated weighted average shares outstanding	18,662,404

Xedar Corporation
Unaudited Pro Forma Condensed Consolidating
Statement of Operations for the Quarter Ended March 31, 2007

Introduction to the Pro Forma Statement of Operations

The following unaudited pro forma condensed consolidating statement of operations is based on the historical consolidated statements of operations of Xedar Corporation and Atlantic Systems Corporation (referred to hereafter as “Atlantic”) after giving effect to our acquisition of Atlantic, certain financing transactions described below, and the assumptions and adjustments described in the accompanying notes to the pro forma financial statements.

On March 22, 2007, we purchased all of the issued and outstanding stock of Atlantic in a stock-for-stock transaction. The Stock Purchase Agreement dated March 22, 2007 (the Agreement), was between us, Atlantic, and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (collectively the Shareholders, who together owned all of the outstanding stock of Atlantic prior to the transaction). We purchased all of the outstanding stock of Atlantic from the Shareholders for (i) a closing payment of 3,000,000 shares of our common stock valued at $2.75, the closing price on the closing date, and (ii) a post closing payment to be equal to the number of shares of our common stock having a value of $5,108,696 at the time of issuance on the basis of a per share price equal to the average of the closing sale price of our common stock as quoted on the NASDAQ over the counter bulletin board for the 10 days prior and 10 days after the effective date of the registration statement of which this prospectus is a part.

We had no material relationship with Atlantic or the Shareholders prior to the closing date of the Agreement.

We have completed an allocation of the Atlantic purchase price. We recorded all current assets and current liabilities at book value, all of which we have concluded approximated fair value. We valued intangible assets in accordance with the valuation report of such assets by an accredited business valuation firm.

You should read our pro forma financial statements with our unaudited historical financial statements included elsewhere in this document.

The pro forma statement of operations for the quarter ended March 31, 2007, consolidates our and the Atlantic statements of operations for that period, with pro forma adjustments as if the acquisition had occurred on January 1, 2007.

The pro forma statement of operations presented is for informational purposes only and does not represent what our results of operations would have been for the quarter presented had the acquisition and the financing transactions in fact occurred at the beginning of the quarter, or to project our results of operations for any future period. The pro forma statement of operations reports only the adjustments presented in the accompanying notes and does not provide for any operating efficiencies and cost savings that we may achieve in consolidating Atlantic with our operations, or any integration or merger related cost. For purposes of preparing our financial statements subsequent to the acquisition, we have established a new basis for Atlantic’s assets and liabilities based upon their fair values and the purchase price we are paying for Atlantic, including the cost of the acquisition. As a result of these factors, the actual results of operations will differ, perhaps significantly, from the pro forma amounts reported in this statement.

Xedar Corporation
Pro Forma Unaudited Condensed Consolidating Operations Statement
Quarter Ended March 31, 2007

	Xedar	Atlantic Systems	Pro Forma Adjustments		Pro Forma Consolidated
Revenue
Sales	$1,526,503	$1,592,480	$(171,498)	1	$2,947,485
Cost of sales	811,074	1,157,643	(155,784)	1	1,812,933
Gross Profit	715,429	434,837	(15,714)		1,134,552
Selling and Administrative Expense	2,065,597	208,935	257,439	2	2,531,971
Net Operating (Loss) Income	(1,350,168)	225,902	(273,153)		(1,397,419)
Other Income (Expense)					-
Interest income	7,426	2,321			9,747
Interest expense	(10,191)	-	(250)		(10,441)
Total Other Expense	(2,765)	2,321	-		(444)
Net (Loss) Income	$(1,352,933)	$228,223	$(273,153)		$(1,397,863)
Net Income (Loss) per Share:
Basic	$(0.070)				$(0.07)
Diluted	$(0.070)				$(0.07)
Shares Used in Computing Net Income (Loss) per Share:
Basic - pro forma	20,610,515				20,610,515
Diluted - pro forma	20,610,515				20,610,515

See notes to Pro Forma Unaudited Condensed Consolidating Operations Statement

Xedar Corporation
Notes To Unaudited Pro Forma Condensed Consolidating Statement of Operations

Note 1. Acquisition of Atlantic Systems Corporation

On March 22, 2007, Xedar Corporation purchased all of the issued and outstanding stock of Atlantic Systems Corporation in a stock-for-stock transaction. The Stock Purchase Agreement dated March 22, 2007 (the Agreement), was between us; Atlantic; and Don W. Rakestraw, Jeffrey R. Grime, and J. O. McFalls, III (collectively the Shareholders, who together constituted all of the shareholders of Atlantic Systems prior to the transaction). We purchased all of the issued and outstanding stock of Atlantic from the Shareholders for (i) a closing payment of 3,000,000 shares of our common stock valued at $2.75, the closing price on the closing date, and (ii) a post closing payment to be equal to that number of shares of our common stock having a value of $5,108,696 at the time of issuance on the basis of a per share price equal to the average of the closing sale price of our common stock as quoted on the NASDAQ over the counter bulletin board for the 10 days prior and 10 days after the effective date of the registration statement of which this prospectus is a part. Thus the total purchase price was $13,358,696.

The pro forma statement of operations presented is for informational purposes only and does not represent what our results of operations would have been for the quarter presented had the acquisition and the financing transactions in fact occurred at the beginning of the quarter, or to project our results of operations for any future period. The pro forma statement of operations reports only the adjustments presented in the accompanying notes and does not provide for any operating efficiencies and cost savings that we may achieve in consolidating Atlantic with our operations, or any integration or merger related cost. For purposes of preparing our financial statements subsequent to the acquisition, we have established a new cost for Atlantic’s assets and liabilities based upon their fair values and the purchase price we are paying for Atlantic, including the cost of the acquisition. As a result of these factors, the actual results of operations will differ, perhaps significantly, from the pro forma amounts reported in this statement.

Note 2. Adjustments to Pro Forma Statement of Operations

The adjustments to the pro forma statement of operations in connection with the purchase of Atlantic are below.

    Debit  Credit

Revenue and expense of Atlantic for the period from March 22, 2007 through March 31, 2007 were included in both our and Atlantic total revenue and expense for the quarter ended March 31, 2007. This adjustment is to eliminate the double count.

Adj #

1	Revenue	171,498
	Cost of sales		155,784
	Interest Income		250
	To eliminate revenue and expense of Atlantic for the period from 03/22/07 through 03/31/07.

The following adjustment records pro forma amortization for the quarter ended March 31, 2007, of the intangibles recorded in the purchase of Atlantic.

Adj #

2	Amortization expense	257,439
To amortize intangible assets acquired with purchase of Atlantic Systems for the quarter ended March 31, 2007.

Note 3. Items Not Adjusted

The pro forma statement of operations does not show any effect of operating efficiencies, cost savings and other benefits we anticipate as a result of the acquisition. Additionally, we may record certain integration expense subsequent to the acquisition which, under purchase accounting, will not be treated as part of the Atlantic purchase price.

Note 4. Pro Forma Net Loss Per Share

We compute the pro forma and diluted net loss per share by dividing the pro forma net loss by the pro forma basic and diluted weighted average shares outstanding, assuming the we and Atlantic had merged at the beginning of the earliest period presented. We exclude common equivalent shares from the computation of diluted earnings per share, because their effect is anti-dilutive. Xedar’s basic and diluted loss per share are shown pro forma, as though the reverse acquisition by Xedar of Premier Data Systems, Inc took place on January 1, 2005.

XEDAR CORPORATION

25,090,909
SHARES OF COMMON STOCK

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article VI of our Bylaws provides for indemnification of our officers, directors and controlling persons to the full extent provided by Colorado law.

        Under the Colorado corporate statutes, Colorado corporations are permitted to indemnify their officers and directors, and under Article VI of our Bylaws we are obligated to indemnify our officers and directors for liability to stockholders, so long as such indemnification does not include the items set forth in the previous paragraph.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

SEC Registration Fee	$2,411.01
Printing Expenses	$500.00
Legal Fees	$25,000
Accounting Fees	$6,700.00
Transfer Agent Fees	$1,000.00
Miscellaneous Expenses	$2,000.00
Total	$37,611.01(2)
__________________
(1)	All expenses, except the SEC registration fee, are estimated.
(2)	All expenses of the offering (excluding brokerage commissions) will be borne by us and not the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        In the last three years, we have issued the following shares of our unregistered securities:

(i) On September 2, 2004, we issued 150,000 shares of common stock to Hans Bucher for aggregate consideration of $15.00 and 662,481 shares of common stock to Gary Agron for aggregate consideration of $66.25. We relied upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, in connection with the sale of these securities. These shares were issued prior to our reverse stock split, effective December 19, 2006, at the ratio of 8.649705 shares to 1.

(ii) On October 1, 2004, we issued 6,000,000 shares of common stock to Earnest Mathis for aggregate consideration of $600. We relied upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, in connection with the sale of these securities. These shares were issued prior to our reverse stock split, effective December 19, 2006, at the ratio of 8.649705 shares to 1.

(iii) Effective December 29, 2006, we issued 1,500,000 shares of our common stock to a group of three accredited investors (i.e., 450,000 shares to Battersea Capital; 600,000 shares to Kanouff LLC, and 450,000 shares to Underwood Family Partners) pursuant to a Stock Purchase Agreement, at a purchase price of $0.01 per share. We relied upon the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, in connection with the sale of these securities.

(iv) Effective December 31, 2006, we issued 15,530,909 shares of our common stock in connection with our merger with Premier Data Services, Inc., a Delaware corporation, pursuant to which we acquired all of the issued and outstanding common and series A preferred shares of Premier Data Services, Inc. and converted certain options for Premier Data Services, Inc. stock into shares of our common stock. We relied upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, in connection with the sale of these securities.

(v) Effective January 1, 2007, we issued 360,000 shares of our common stock to a group of two accredited investors (i.e., 180,000 shares to David King and 180,000 shares to Glen Thurow) in connection with our acquisition of Land Links Company, Ltd., a New Mexico limited liability company, pursuant to an Interest Purchase Agreement. We relied upon the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, in connection with the sale of these securities.

(vi) Effective January 9, 2007, we issued 200,000 shares of our common stock to C.C.R.I. Corporation, 500,000 shares of our common stock to Livestrong Venture Capital Partners, and 500,000 shares of our common stock to Capital Group Communications, Inc., each in connection with a consulting agreement.

(vii) Effective March 6, 2007, we issued 10,000 restricted shares of our common stock (subject to vesting annually in thirds -- 3334 shares vesting on December 31, 2007; 3333 shares vesting on December 31, 2008; and 3333 shares vesting on December 31, 2009) to each of our non-employee directors, Samuel J. Camarata, Jr., Jack H. Jacobs, Trusten A. McArtor, John P. Moreno, Craig A. Parker and Roger J. Steinbecker. We relied upon the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, in connection with the sale of these securities.

(viii) Effective March 22, 2007, we issued 3,000,000 shares of our common stock to a group of three accredited investors (i.e., 1,554,000 shares to Don Rakestraw; 1,146,000 shares to Jeffrey Grime; and 300,000 shares to J.O. McFalls) as the Closing Payment in connection with our acquisition of Atlantic Systems Corporation, a Virginia corporation, pursuant to a Stock Purchase Agreement. In addition, pursuant to the terms of the Stock Purchase Agreement, we are obligated to issue, in satisfaction of our Post Closing Payment obligation, that number of shares having a market value of $5,108,696 on the basis of a per share price equal to the average of the closing sale price of our common stock as quoted on the NASDAQ over the counter bulletin board for the 10 days prior and 10 days after the effective date of this Registration Statement, 51.8% of such number of shares to Mr. Rakestraw; 38.2% of such number of shares to Mr. Grime, and 10% of such number of shares to Mr. McFalls. We relied upon the exemptions from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, in connection with the sale of these securities.

ITEM 27. EXHIBIT INDEX.

Number	Description

2.1
Agreement and Plan of Merger, effective December 31, 2006, by and among Xedar Corporation, a Colorado corporation, PDS Acquisition Corp., a Colorado corporation, and Premier Data Services, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed January 5, 2007).

3.1	Articles of Incorporation of Xedar Corporation, dated May 6, 1974 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed January 5, 2007)
3.2	Articles of Amendment of Xedar Corporation, dated November 26, 1974 (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed January 5, 2007)
3.3	Articles of Amendment of Xedar Corporation, dated July 23, 1979 (incorporated by reference to Exhibit 3.3. of our Current Report on Form 8-K filed January 5, 2007)
3.4	Articles of Amendment of Xedar Corporation, dated September 29, 2004 (incorporated by reference to Exhibit 3.4 of our Current Report on Form 8-K filed January 5, 2007)
3.5	Articles of Amendment of Xedar Corporation, dated December 12, 2005 (incorporated by reference to Exhibit 3.5 of our Current Report on Form 8-K filed January 5, 2007)
3.6	Articles of Amendment of Xedar Corporation, dated December 18, 2006 (incorporated by reference to Exhibit 3.6 of our Current Report on Form 8-K filed January 5, 2007)
3.7	Certificate of Correction Filed March 2, 2007 (incorporated by reference to Exhibit 3.7 of our Quarterly Report on 10-QSB filed May 15, 2007)
3.8	Bylaws of Xedar Corporation, dated December 29, 2006 (incorporated by reference to Exhibit 3.7 of our Current Report on Form 8-K filed January 5, 2007)
5.1	Opinion of Castle Meinhold & Stawiarski LLC (to be filed by amendment)
10.1
Interest Purchase Agreement, dated January 1, 2007, by and between David M. King, Glen W. Thurow, and PDS GIS/LIS, Inc. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed January 5, 2007)

10.2
Stock Purchase Agreement, dated December 29, 2006, by and among Underwood Family Partners, Ltd., Battersea Capital, Inc., Kanouff LLC, and Xedar Corporation (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed January 5, 2007)

10.3
Purchase Agreement, dated February 20, 2007, by and between Premier Data Services, Inc., a Delaware corporation, and Justice Systems, Inc., a New Mexico corporation (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed February 26, 2007)

10.4
Consulting Services Agreement, dated February 20, 2007, by and between Premier Data Services, Inc., a Delaware corporation, and Justice Systems, Inc., a New Mexico corporation (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed February 26, 2007)

10.5
Stock Purchase Agreement, dated March 22, 2007, by and among Xedar Corporation, a Colorado corporation, Atlantic Systems Corporation, a Virginia Corporation, Don W. Rakestraw, Jeffrey R. Grime and J.O. McFalls III (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed March 23, 2007)

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006)
23.1	Consent of Castle Meinhold & Stawiarski LLC (included in Exhibit 5.1)
23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC
24.1	Power of Attorney (see signature page hereof)

ITEM 28. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
(iii)	To include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado on May 23, 2007.

Xedar Corporation

By:	/s/ Hugh H. Williamson, III
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Xedar Corporation hereby constitute and appoint Hugh H. Williamson, III, our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names and in the capacities indicated below, the registration statement filed herewith and any and all amendments and supplements to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Xedar Corporation. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments and supplements thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hugh H. Williamson, III Hugh H. Williamson, III	President, Chief Executive Officer and Director (Chairman)	May 23, 2007
/s/ Steven M. Bragg Steven M. Bragg	Chief Financial Officer, Treasurer and Secretary	May 23, 2007
/s/ Samuel J. Camarata, Jr. Samuel J. Camarata, Jr.	Director	May 23, 2007
/s/ Jack H. Jacobs Jack H. Jacobs	Director	May 23, 2007
/s/ Trusten A. McArtor Trusten A. McArtor	Director	May 23, 2007
/s/ John P. Moreno John P. Moreno	Director	May 23, 2007
/s/ Craig A. Parker Craig A. Parker	Director	May 23, 2007
/s/ Roger J. Steinbecker Roger J. Steinbecker	Director	May 23, 2007

EXHIBIT INDEX

Number	Description

2.1
Agreement and Plan of Merger, effective December 31, 2006, by and among Xedar Corporation, a Colorado corporation, PDS Acquisition Corp., a Colorado corporation, and Premier Data Services, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed January 5, 2007).

3.1	Articles of Incorporation of Xedar Corporation, dated May 6, 1974 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed January 5, 2007)
3.2	Articles of Amendment of Xedar Corporation, dated November 26, 1974 (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed January 5, 2007)
3.3	Articles of Amendment of Xedar Corporation, dated July 23, 1979 (incorporated by reference to Exhibit 3.3. of our Current Report on Form 8-K filed January 5, 2007)
3.4	Articles of Amendment of Xedar Corporation, dated September 29, 2004 (incorporated by reference to Exhibit 3.4 of our Current Report on Form 8-K filed January 5, 2007)
3.5	Articles of Amendment of Xedar Corporation, dated December 12, 2005 (incorporated by reference to Exhibit 3.5 of our Current Report on Form 8-K filed January 5, 2007)
3.6	Articles of Amendment of Xedar Corporation, dated December 18, 2006 (incorporated by reference to Exhibit 3.6 of our Current Report on Form 8-K filed January 5, 2007)
3.7	Certificate of Correction filed March 21, 2007 (incorporated by reference to Exhibit 3.7 of our Quarterly Report on 10-QSB filed May 15, 2007)
3.8	Bylaws of Xedar Corporation, dated December 29, 2006 (incorporated by reference to Exhibit 3.7 of our Current Report on Form 8-K filed January 5, 2007)
5.1	Opinion of Castle Meinhold & Stawiarski LLC (to be filed by amendment)
10.1
Interest Purchase Agreement, dated January 1, 2007, by and between David M. King, Glen W. Thurow, and PDS GIS/LIS, Inc. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed January 5, 2007)

10.2
Stock Purchase Agreement, dated December 29, 2006, by and among Underwood Family Partners, Ltd., Battersea Capital, Inc., Kanouff LLC, and Xedar Corporation (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed January 5, 2007)

10.3
Purchase Agreement, dated February 20, 2007, by and between Premier Data Services, Inc., a Delaware corporation, and Justice Systems, Inc., a New Mexico corporation (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed February 26, 2007)

10.4
Consulting Services Agreement, dated February 20, 2007, by and between Premier Data Services, Inc., a Delaware corporation, and Justice Systems, Inc., a New Mexico corporation (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed February 26, 2007)

10.5
Stock Purchase Agreement, dated March 22, 2007, by and among Xedar Corporation, a Colorado corporation, Atlantic Systems Corporation, a Virginia corporation, Don W. Rakestraw, Jeffrey R. Grime and J.O. McFalls, III (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed March 23, 2007)

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006)
23.1	Consent of Castle Meinhold & Stawiarski LLC (included in Exhibit 5.1)
23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC
24.1	Power of Attorney (see signature page)